UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Brinker International, Inc.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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6820 LBJ Freeway

Dallas, Texas 75240

(972) 980-9917

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held November 3, 2011

September 15, 2011

Dear Shareholder:

We invite you to attend the annual meeting of shareholders of Brinker International, Inc. to be held at 9:00 a.m. (CST), on Thursday, November 3, 2011, at the Brinker International, Inc. principal executive office campus, in the building located at 6700 LBJ Freeway, Dallas, Texas 75240. At the meeting, we will: (1) elect ten (10) directors for one-year terms; (2) vote on the ratification of the appointment of KPMG LLP as our independent auditors for the fiscal 2012 year; (3) cast an advisory vote on executive compensation; (4) cast an advisory vote on the frequency of future advisory votes on executive compensation; and (5) conduct any other business properly brought before the meeting.

Your Board of Directors has chosen September 9, 2011 as the date used to determine the shareholders who will be able to attend and vote at the annual meeting. If you owned shares in Brinker, at the end of business on that day, you are invited to attend the annual meeting. Seating at the meeting will be limited to Brinker’s shareholders, proxy holders and invited guests of Brinker. If you own your shares in your own name, please bring photo identification to the meeting. If you hold your shares through a bank, broker or other third party, please bring photo identification and a current statement from that party showing your ownership. Please note that cameras, recording equipment and other electronic devices will not be permitted at the meeting.

Your vote is important. Whether or not you plan to be present at the meeting, please take time to vote. If you decide not to attend the annual meeting, you may vote on these proposals by proxy. To do so, please cast your vote, as instructed in the Notice of Internet Availability of Proxy Materials you received, over the Internet or by telephone after your review of proxy materials at www.proxyvote.com (by using your 12-digit control number on the Notice of Internet Availability of Proxy Materials to access the website) or, upon your request, after receipt of hard copies of proxy materials. We ask that you cast your vote as promptly as possible. You may also request a paper copy of the proxy card to submit your vote, if you prefer. We do encourage you to vote by Internet. It is convenient and saves postage and processing costs. If you have voted by the Internet, by mail or by telephone and later decide to attend the annual meeting, you may come to the meeting and vote in person.

We look forward to seeing you at the meeting.

Very truly yours,

Douglas H. Brooks

Chairman of the Board, President

and Chief Executive Officer

BRINKER INTERNATIONAL, INC.

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

Why did you send this Proxy Statement to me?

The Board of Directors of Brinker International, Inc. (sometimes referred to here as “Brinker,” “we,” “us,” “our,” or the “Company”) is soliciting the enclosed proxy to be used at the annual meeting of shareholders on November 3, 2011 at 9:00 a.m. (CST), and at any adjournment or postponement of that meeting. The meeting will be held at our principal executive office campus, in the building located at 6700 LBJ Freeway, Dallas, Texas 75240. The purpose of the meeting is to:

•	elect ten (10) directors;

•	vote on the ratification of the selection of KPMG LLP as our independent auditors for the 2012 fiscal year;

•	cast an advisory vote on executive compensation;

•	cast an advisory vote on the frequency of future advisory votes on executive compensation; and

•	conduct any other business properly brought before the meeting or any adjournment or postponement thereof.

We posted this Proxy Statement and the accompanying proxy on or about September 15, 2011, to our website at www.proxyvote.com, and mailed notice on September 15, 2011 to all shareholders entitled to vote at the annual meeting.

Why am I being asked to review materials on-line?

Under rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we are furnishing proxy materials to our shareholders on the Internet, rather than mailing printed copies of those materials to each shareholder. If you receive a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. We anticipate that the Notice of Internet Availability of Proxy Materials will be mailed to shareholders on or about September 15, 2011.

How many votes do I have?

If we had your name on record as owning stock in Brinker International, Inc. at the close of business on September 9, 2011, then you are entitled to vote at the annual meeting. You are entitled to one vote for each share of Brinker’s common stock you own as of that date. At the close of business on August 12, 2011, 82,677,559 shares of the Company’s common stock were outstanding and eligible to vote.

How do I vote by proxy?

Whether you plan to attend the annual meeting or not, we encourage you to follow the instructions on the Notice of Internet Availability of Proxy Materials. You may vote

•	via Internet at www.proxyvote.com by using your 12-digit control number to access the site (you may find this number on your Notice of Internet Availability of Proxy Materials);

•	by phone; and

•	by requesting, completing and mailing a paper proxy card, as outlined in the Notice of Internet Availability of Proxy Materials.

How do I attend the annual meeting in person?

Seating at the annual meeting will be limited to Brinker’s shareholders or their proxyholders and Brinker’s invited guests. If you are a holder of record in your own name, please bring photo identification to the annual meeting. If you hold shares through a bank, broker or other third party, please bring photo identification and a current brokerage statement. Cameras, recording equipment and other electronic devices will not be permitted at the meeting. The annual meeting will begin promptly at 9:00 a.m. (CST) at our offices, so please plan to arrive accordingly. For directions to the annual meeting, please visit the Investor Information section of our website at http://www.brinker.com.

May I revoke my proxy?

You may change your vote or revoke your proxy any time before the annual meeting by:

•	returning another proxy card with a later date;

•	sending written notification of revocation to the Corporate Secretary at our principal executive offices at 6820 LBJ Freeway, Dallas, Texas 75240;

•	entering a later vote by telephone or over the Internet; or

•	attending the annual meeting and voting in person.

You should be aware that simply attending the annual meeting will not automatically revoke your previously submitted proxy. If you desire to do so, you must notify an authorized Brinker representative at the annual meeting of your desire to revoke your proxy and then you must vote in person.

Who pays for the solicitation of proxies and how are they solicited?

We pay the entire cost of the solicitation of these proxies. This cost includes preparation, assembly, printing, and mailing of this Proxy Statement and any other information we send to you. We may supplement our efforts to solicit your proxy in the following ways:

•	we may contact you using the telephone or electronic communication;

•	our directors, officers, or other regular employees may contact you personally; or

•	we may hire agents for the sole purpose of contacting you regarding the proxy.

If we hire soliciting agents, we will pay them a reasonable fee for their services. We will not pay directors, officers, or other regular employees any additional compensation for their efforts to supplement our proxy solicitation.

Can I vote if my shares are held in “street name”?

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides you. If you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain “routine” items, but will not be allowed to vote your shares with respect to certain “non-routine” items. In the case of non-routine items, the shares will be treated as “broker non-votes,” which are not counted as cast and have no effect on the outcome of the vote. Prior to this year, election of directors was considered a routine matter and your bank or brokerage firm was permitted to use its discretion to vote your shares on the election of directors if you gave no instructions. We urge you to give your bank or brokerage firm instructions on all proposals in this proxy statement. To be able to vote your shares held in street name at the meeting, you will need to obtain a proxy from your bank or brokerage firm.

How do I vote if my shares are held in the Company’s 401(k) Plan?

If all or some of the shares you own are held through the Company’s 401(k) Plan, you may vote via Internet or by phone by 11:59 p.m., EST, on October 31, 2011 or the Company’s agent must receive your paper proxy card on or before October 31, 2011.

What is “householding”?

If you and others in your household own your shares in street name, you may receive only one copy of this proxy statement and the annual report. This practice is known as “householding.” If you hold your shares in street name and would like additional copies of these materials, please contact your bank or broker. If you receive multiple copies and would prefer to receive only one set of these materials, please also contact your bank or broker. Brinker does not currently use householding for owners of record and will send notice to all owners of record before using householding. By using this method, we give all owners of record the opportunity to continue to receive multiple copies of these materials in the same household.

What constitutes a quorum?

In order for business to be conducted at the meeting, a quorum must be present. A quorum consists of the holders of a majority of the shares of common stock issued, outstanding and entitled to vote at the meeting. Shares of common stock represented in person or by proxy (including broker non-votes and shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for the purpose of determining whether a quorum exists. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

What vote is required to approve each proposal?

•	Proposal 1: Elect Ten Directors

The ten nominees for director who receive the most votes of all nominees for director will be elected. Votes withheld will therefore have no effect on the outcome of this proposal because only a plurality of votes actually cast is needed to elect a director.

•	Proposal 2: Ratify Selection of Independent Auditors for the 2012 Fiscal Year

The affirmative vote of a majority of the shares of common stock present or represented by proxy and voting at the meeting is required to approve this proposal. Abstentions are counted as votes cast and have the same effect as votes against the proposal. Broker non-votes have no effect on the outcome of the voting on this proposal.

•	Proposal 3: Advisory Vote on Executive Compensation

The approval, in an advisory, non-binding vote, of the compensation of the named executive officers of the Company by a majority of the shares of common stock present or represented by proxy and voting at the meeting is sought. Abstentions are counted as votes cast and have the same effect as votes against the proposal. Broker non-votes have no effect on the outcome of the voting on this advisory, non-binding approval.

•	Proposal 4: Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation

The determination, in an advisory, non-binding vote, on how frequently the Company should present to you, the shareholders, the advisory, non-binding vote on executive compensation of the named executive officers is sought. Abstentions are counted as votes cast and have the effect of no choice of the available options. Broker non-votes have no effect on the outcome of the voting on this advisory, non-binding approval.

How will my proxy get voted?

If you vote over the Internet or by telephone, or properly fill in and return a paper proxy card (if requested), the designated Proxies (Douglas H. Brooks and Cece Smith) will vote your shares as you have directed. If you submit a paper proxy card, but do not make specific choices, the designated Proxies will vote your shares as recommended by the Board of Directors as follows:

•	“FOR” election of the ten nominees for director;

•	“FOR” ratification of KPMG LLP as our independent auditors for the 2012 fiscal year;

•	“FOR” approval in an advisory, non-binding vote of the compensation of our named executive officers; and

•	“FOR” approval in an advisory, non-binding vote for annual advisory votes on executive compensation.

How will voting on “any other business” be conducted?

Although we do not know of any business to be considered at the annual meeting other than the proposals described in this Proxy Statement, if any additional business is properly brought before the annual meeting, your signed or electronically transmitted proxy card gives authority to the designated Proxies to vote on such matters in their discretion.

Who will count the votes?

We have hired a third party, Broadridge Financial Solutions, to judge voting, be responsible for determining whether or not a quorum is present and tabulate votes cast by proxy or in person at the Annual Meeting.

Where can I find voting results of the meeting?

We will announce general voting results at the meeting and publish final detailed voting results in a Form 8-K filed within four (4) business days following the meeting.

May shareholders ask questions at the annual meeting?

Yes, our representatives will answer your questions after the conclusion of the formal business of the meeting. In order to give a greater number of shareholders an opportunity to ask questions, we may impose certain procedural requirements, such as limiting repetitive or follow-up questions, limiting the amount of time for a question, or requiring questions to be submitted in writing.

How do I submit a proposal for next year’s annual meeting?

If you have a proposal, other than a nomination for the Board of Directors, that you would like us to consider at the 2012 annual meeting of shareholders, you must submit your proposal to the Secretary of the Company no later than May 18, 2012 and must comply with the notice, information and other provisions contained in the Company’s bylaws. If you would like your proposal to be included in our Proxy Statement and proxy relating to that meeting, it must also comply with the SEC rules, and you must submit it to us no later than May 18, 2012. Proposals should be sent to our executive offices at 6820 LBJ Freeway, Dallas, Texas 75240 in care of the Corporate Secretary.

How do I submit a nomination for the Board of Directors?

Any shareholder of the Company may recommend one or more individuals to be considered by the Governance and Nominating Committee of the Company’s Board of Directors as a potential nominee or nominees for election as a director of the Company. If you wish to recommend one or more individuals for a position or positions on the Board of Directors, our bylaws require that you submit your recommendation, along with certain information about the candidate(s) to the Secretary of the Company. If you need a copy of the bylaws, you may obtain them free of charge from the Corporate Secretary or you may find them in the Company’s public filings with the SEC. If you want to submit a recommendation for the Company’s 2012 annual meeting of the shareholders, your submittal must be delivered to our principal executive offices at 6820 LBJ Freeway, Dallas, Texas 75240 to the attention of the Corporate Secretary on or before May 18, 2012.

How can I communicate with the Board of Directors?

If you or any interested party wishes to communicate with the Board of Directors, as a group, or with an individual director, such communication may be directed to the appropriate group or individual in care of the General Counsel, Brinker International, Inc., 6820 LBJ Freeway, Dallas, Texas 75240. Your Board of Directors has instructed the General Counsel to review and forward such communications to the appropriate person or persons for response.

How can I access Brinker’s proxy materials and annual report electronically?

You can access the Company’s proxy statement, 2011 Annual Report on Form 10-K and FY 2011 Annual Report at www.brinker.com. You may simply click on the “For Investors” tab on the home page, and then the “Financial Information” link in the left column; the SEC filings section of our website will be available for your usage. We will also provide you free copies of these documents by sending a written request to the Company’s Corporate Secretary at 6820 LBJ Freeway, Dallas, Texas 75240. If you received a Notice of Internet Availability of Proxy Materials, you may also access this information at the website described in the Notice. We also file and furnish our annual, quarterly and current reports and other information, including proxy statements, with the SEC. Our SEC filings are available to the public in the SEC’s website at www.sec.gov. The FY 2011 Annual Report and the Form 10-K accompany this proxy statement, but are not considered part of the proxy soliciting materials.

How long may I rely upon the information in this proxy statement? May I rely upon other materials as well regarding the annual meeting?

You should rely upon the information contained in this Proxy Statement to vote on the proposals at the annual meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated September 15, 2011. You should not assume that the information contained in this proxy statement is accurate as of any date other than such date, unless indicated otherwise in this proxy statement, and the mailing of the proxy statement to you shall not create any implication to the contrary. We would encourage you to check our website or the SEC’s website for any required updates that we may make between the date of this proxy statement and date of the annual meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Your proxy will be used to vote FOR the election of the Nominees named below unless you withhold the authority to do so when you send in your proxy. If any Nominee becomes unavailable for election as a result of an unexpected occurrence, we would use your shares to vote for a substitute Nominee that the Board of Directors would propose. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any Nominee will be unavailable to serve. All Nominees are currently serving as directors of the Company and all were elected by the shareholders at the 2010 annual meeting of shareholders, except Messrs. David Deno, Michael Dixon, and Jon Luther who were appointed to the Board of Directors on April 11, 2011.

Information About Nominees

We are furnishing you below certain biographical information about each of the ten persons nominated as directors. Also included is a description of the experience, qualification, attributes and skills of each nominee:

Douglas H. Brooks, 59, is Chairman of the Board of the Board of Directors, having been elected to the position in November 2004, and has served as Chief Executive Officer of the Company since January 2004, and as President of the Company since January 1999. Previously, Mr. Brooks served as Chili’s Grill & Bar President from June 1994 to May 1998, Executive Vice President of the Company from May 1998 until January 1999, and Chief Operating Officer from May 1998 until June 2003. Mr. Brooks joined the Company as an Assistant Manager in 1978 and was promoted to General Manager later that year. He was named Area Supervisor in 1979, Regional Director in 1982, Senior Vice President—Central Region Operations in 1987, and Senior Vice President—Chili’s Operations in 1992. He held this position until becoming President of Chili’s in 1994. Mr. Brooks serves on the Board of Directors of Southwest Airlines Co. He also serves on the Board of Limbs for Life and is a member of the Professional Advisory Board for St. Jude Children’s Research Hospital. Mr. Brooks has served on the Board of Directors since 1999 and is a member of the Executive Committee. Mr. Brooks brings over thirty-two years of hands-on experience in the casual dining industry and the Company serving in various roles from assistant manager to chief executive officer. He provides a unique perspective to the Board with direct knowledge and understanding of the industry as well as familiarity with the Company’s business including the ability to effectively identify and drive execution of the Company’s strategic priorities.

David Deno, 54, is the Chief Financial Officer of the international division of Best Buy Co. since December 2009. Prior to joining Best Buy, Mr. Deno was a consultant with Obelysk Capital from February 2009 to December 2009. Prior to joining Obelysk, Mr. Deno was a Managing Director of CCMP Capital Advisors, LLC, a private equity firm from August 2006 to February 2009. While with CCMP, Mr. Deno was the President and then CEO of Quiznos, LLC, an operator of quick service restaurants. Prior to this, he had a 15 year career with YUM! Brands where between 1999 and 2005 he served first as the Chief Financial Officer and later as Chief Operating Officer. Mr. Deno currently serves as a director at Peets Coffee & Tea, Inc. and NXT Nutritional Holdings, Inc. Mr. Deno has served on the Board of Directors since April, 2011. Mr. Deno brings his skills and knowledge as a lead financial officer of large publically-traded restaurant companies and international retail development at a large consumer electronics company. Mr. Deno also provides a comprehensive understanding of international retail development and operations, broad finance, franchising, and restaurant industry expertise, including chief financial officer and chief operating officer.

Joseph M. DePinto, 48, is President and Chief Executive Officer of 7-Eleven, Inc., serving in this position since December 2005. Previously, Mr. DePinto served as President of GameStop Corporation from March 2005 to December 2005. Prior to GameStop, he was employed by 7-Eleven, Inc. from 2002 to 2005 in various roles, most recently Vice President, Operations from 2003 to 2005. Mr. DePinto currently serves on the Board of Directors of 7-Eleven, Inc. and OfficeMax, Inc., and previously served on the Board of Jo-Ann Stores, Inc. He also serves on the Boards of the New York State for Veterans Organization, the SMU Cox School of Business and the National Italian American Foundation. Mr. DePinto has served on the Board of Directors since August 2010 and is a member of the Compensation Committee of the Company. Mr. DePinto brings his skills and knowledge as chief executive of a large multi-unit retail company operating in domestic and international markets, as well as his experience serving on the boards of other large or public companies. He provides a significant, broad based understanding of leading a large and/or public company, as well as his specific understanding of all aspects of retailing, including operations, marketing, finance and strategic planning.

Michael Dixon, 49, serves as Chief Financial Officer of Pinkberry, a position he has held since 2008. Prior to joining Pinkberry, he served as Senior Vice President of Finance and Chief Financial Officer of The Cheesecake Factory from 2003 to 2008, and Vice President and Controller from 2000 to 2003. In 2000, he was Vice President and Controller of Petsmart.com. Prior to that, he was Director Finance and Business Development at Walt Disney Company. Mr. Dixon has served on the Board of Directors since April, 2011. Mr. Dixon brings extensive finance, restaurant industry experience, retail development knowledge and experiences from prior roles with various companies, including roles as chief financial officers and controller at a publicly-traded restaurant company.

Harriet Edelman, 55, is Vice-Chairman of the Emigrant Bank since November 2010 and serves as a management member of the Board of Emigrant Bank. Previously, Ms. Edelman served as Advisor to the Chairman of Emigrant Bank from June 2008 through October 2010, and as Senior Vice President and Chief Information Officer of Avon Products, Inc. from January 2000 through March 2008, and as Senior Vice President, Global Supply Chain from May 1996 to January 2000, and was a member of the company’s Executive Committee. Ms. Edelman serves on the Board of Directors of Ariba, Inc. She also serves on the Board of Directors of the Police Athletic League and is a Trustee of the New York Blood Center. Ms. Edelman has served on the Board of Directors since March 2008 and is a member of the Audit and Governance and Nominating Committees of the Company. Ms. Edelman brings her understanding and knowledge as a senior officer in a worldwide retail company in areas of marketing, sales, information technology, supply chain management and global business, experience as a senior officer in financial services, and experience serving as a director on large company boards.

Jon L. Luther, 67, is the Chairman of the Board of Dunkin’ Brands, having recently transitioned out of the role of Executive Chairman, a position he held from January 2009 to July 2010. Mr. Luther was Chief Executive Officer of Dunkin’ Brands from January 2003 to December 2006, at which time he added the additional role of Chairman. Mr. Luther served as President of Popeyes Chicken & Biscuits from January 1997 to December 2002. Mr. Luther also served as President of CA One Services, a subsidiary of Delaware North Companies, from 1992 to 1997. Mr. Luther has served on the Board of Directors since April, 2011. Mr. Luther brings many years of experience in the foodservice and fast casual dining industry, serving in various roles including chief executive officer and chairman. He also offers a broad background of finance, franchising, governance, management and executive leadership skills.

John W. Mims, 52, is the Senior Vice President World-Wide Sales & Resort Marketing Asia for Las Vegas Sands Corporation. Previously he was the Managing Partner of The Hunting Ridge Group, LLC, which he founded. Previously he served as Chief Marketing and Sales Officer for Millennium & Copthorne Hotels Worldwide from June 2008 to January 2010. Mr. Mims also served as Senior Vice President of Worldwide Sales for Starwood Hotels and Resorts Worldwide, Inc. from November 2003 to October 2006, and as Vice President, Sales and Marketing, Asia Pacific Division from May 2001 to November 2003. He previously worked with PepsiCola International in their Southeast Asia operations, most recently as Director International Modern Trade from 1999 to 2000. Mr. Mims serves on the board of Entertainment Cruises. Mr. Mims has served on the Board of Directors since February 2007 and is a member of the Compensation and Governance and Nominating Committees of the Company. Mr. Mims brings his understanding of international operations and marketing in food and beverage and hospitality industries from his previous roles. He provides unique insight into aspects of operations in countries outside of the United States. He has further experience with franchising and restaurant management.

George R. Mrkonic, 59, is the Non Executive Chairman (Director since 1999; Chairman since 2005) of Paperchase Products Limited, London, UK, a retailer of cards, stationary, wrap and gifts in the UK, Europe and the Middle East. Previously he was President of Borders Group, Inc. from December 1994 until January 1997 and Vice Chairman from December 1994 until January 2002. Mr. Mrkonic currently serves as a Director for AutoZone, Inc., Syntel, Inc., and Pacific SunWear of California, Inc., and also previously served on the Boards of Guitar Center, Inc., Borders Group, Inc., and Nashua Corporation. Mr. Mrkonic has served on the Brinker

Board of Directors since September 2003 and is a member of the Audit and the Compensation Committees of the Company. Mr. Mrkonic brings his thirty plus years of experience in the retail industry as well as his knowledge and skills as a senior executive and director of large public companies. He provides a broad understanding of the complex strategic, governance and financial issues facing large multinational public companies in the current economic environment.

Rosendo G. Parra, 51, is a partner and founder of Daylight Partners since November 2007. Previously, Mr. Parra served as Senior Vice President for the Home and Small Business Group of Dell, Inc. from June 2006 to April 2007, as Senior Vice President and General Manager, Dell Americas from April 2002 until June 2006, Senior Vice President and Co-General Manager, Worldwide Home and Small Business Group from April 2001 until April 2002, Senior Vice President, Americas Public and Americas International from September 1998 until April 2001, Vice President, Public and Americas International, from February 1997 until September 1998, Group Vice President, Sales, Marketing and Service, from June 1994 until February 1997, and Vice President, Dell USA from August 1993 until June 1994. Mr. Parra currently serves as a Director for Nii Holdings, Inc. and PG&E Corp. Mr. Parra has served on the Board of Directors since December 2004 and is a member of the Compensation and Governance and Nominating Committees of the Company. Mr. Parra brings his extensive experience as a senior operating executive in technology and retail, with significant understanding of international operations. His experience gives him a unique insight into technology and its application in the business environment. He has further experience with turnaround, growth and distressed businesses.

Cece Smith, 66, is the retired Managing General Partner of Phillips-Smith-Machens Venture Partners, a venture capital firm which invested in retail and consumer businesses that she co-founded in 1986. Previously, Ms. Smith held senior management positions with Pearle Health Services and S&A Restaurant Corp. Ms. Smith currently serves as a Director of Pier 1 Imports, Inc. and is on the Executive Board of the Dallas Symphony Association. She has previously served on the Board of Michael’s Stores, Inc. Ms. Smith has served on the Board of Directors since January 2002, currently serves as Lead Director of the Board, and is a member of the Audit and Governance and Nominating Committees of the Company. Ms. Smith brings her wealth of finance, restaurant, retail and governance knowledge and experiences from her prior years of service to other companies, as well as her understanding of accounting as a certified public accountant. She provides a unique insight into financial and accounting matters in the retail industry, and as a board member of other public companies, a direct understanding of the role and responsibility of boards and board committees.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR DIRECTOR.

PROPOSAL 2

RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors selected KPMG LLP as our independent auditors for fiscal 2012. Although we are not required to submit this matter to you, the Board of Directors believes that it is good corporate governance to do so. This proposal asks you to ratify this selection. If the appointment of KPMG LLP is not ratified by you, the Audit Committee will reconsider the appointment. Representatives of KPMG LLP are expected to be present at the annual meeting. They will have the opportunity to make a statement if they so desire and they will be available to respond to appropriate questions that you may have.

Audit Fees

The following table sets forth the aggregate fees billed, or estimated to be billed, to us for the fiscal years ended June 29, 2011 and June 30, 2010, by our independent auditors, KPMG LLP:

Fiscal Year	Annual Audit Fees(1)	Audit-Related Fees(2)	Tax Fees(3)	All Other Fees
2011	$634,000	$0	$98,000	$0
2010	$677,000	$0	$69,000	$0

(1)	For fiscal 2011, annual audit fees related to professional services rendered for the audit of our annual consolidated financial statements, reviews of our quarterly consolidated financial statements, the audits of management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting ($628,500), and the issuance of consents for franchise circulars ($5,500).

For fiscal 2010, annual audit fees related to professional services rendered for the audit of our annual consolidated financial statements, reviews of our quarterly consolidated financial statements, the audits of management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting ($671,500), and the issuance of consents for franchise circulars ($5,500).

(2)	For fiscal 2011, no audit-related fees were incurred.

For fiscal 2010, no audit-related fees were incurred.

(3)	For fiscal 2011, all tax fees were for review of tax returns and consultations regarding federal, state, local and international tax matters.

For fiscal 2010, all tax fees were for review of tax returns and consultations regarding tax accounting method changes.

The Audit Committee has established policies and procedures for the approval and pre-approval of audit services and permitted non-audit services. The Audit Committee has the responsibility to do the following:

•	to engage and terminate our independent auditors;

•	to pre-approve their audit services and permitted non-audit services;

•	to approve all audit and non-audit fees; and

•	to set guidelines for permitted non-audit services and fees.

All of the fees for fiscal 2011 and 2010 were pre-approved by the Audit Committee or were within pre-approved guidelines for permitted non-audit services and fees established by the Audit Committee. For fiscal year 2012, the Audit Committee set a pre-approved maximum total fee expenditure for unscheduled, on-going audit and tax services with KPMG LLP of $200,000. In addition, if the fee for a particular item would exceed $40,000, Audit Committee approval would be required. There were no instances of waiver of approval requirements or guidelines during either fiscal year.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT AUDITORS FOR FISCAL 2012.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by SEC rules, we are asking you to provide an advisory, non-binding vote to approve the compensation awarded to our named executive officers, as we have described it in the “Executive Compensation” section of this Proxy Statement, beginning on Page 22.

As described in detail in the Compensation Discussion and Analysis section, the Compensation Committee oversees the program and compensation awarded, adopting changes to the program and awarding compensation as appropriate to reflect the Company’s circumstances and to promote the main objectives of the Program. These objectives include: to attract and retain top level talented leaders in a highly competitive environment; to reward increased shareholder returns and profitable growth: and to align pay to performance.

We are asking you to indicate your support for our named executive officer compensation. We believe that the information we have provided in this Proxy Statement demonstrates that our compensation program is designed appropriately and works to ensure that the interests of our executive officers, including our named executive officers, are aligned with your interest in long-term value creation.

Accordingly, we ask you approve the following resolution at the Annual Meeting:

RESOLVED, that the shareholders of Brinker International, Inc. approve the compensation awarded to the Company’s named executive officers, as disclosed pursuant to SEC Rules, the Compensation Discussion and Analysis, the compensation tables, notices and narrative in the Proxy Statement for the Company’s 2011 Annual Meeting of Shareholders.

This Advisory Resolution is non-binding on the Board of Directors. Although non-binding, the Board and Compensation Committee will review the voting results and consider your concerns in their continued evaluation of the Company’s compensation program. Because this vote is advisory in nature, it will not affect any compensation already paid or awarded to any named executive officer and will not be binding on or overrule any decisions by the Board of Directors, and it will not restrict or limit the ability of the shareholders to make proposals for inclusion in proxy materials related to executive compensation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION.

PROPOSAL 4

ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

As required by SEC rules, we are asking you to vote, on an advisory, non-binding basis, on how frequently we should present to you the advisory vote on executive compensation. SEC rules require the Company to submit to a shareholder vote at least once every six years whether advisory votes on executive compensation should be presented every one, two or three years.

After careful consideration of the frequency alternatives, the Board believes that a one year frequency for conducting an advisory vote on executive compensation is appropriate for the Company and its shareholders at this time. Notwithstanding the outcome of this vote, as discussed in the Q&A section of this Proxy Statement, shareholders, at their discretion at any time, may communicate directly with the Board of Directors on various issues, including executive compensation.

Shareholders will specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. While this vote is advisory and non-binding on the Company, the Board of Directors and the Compensation Committee will carefully consider the outcome of the vote, among other factors, when making future decisions regarding the frequency of advisory votes on executive compensation. Because this vote is advisory in nature, it will not affect any compensation already paid or awarded to any named executive officer and will not be binding on or overrule any decisions by the Board of Directors, and it will not restrict or limit the ability of the shareholders to make proposals for inclusion in proxy materials related to executive compensation.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE ONE YEAR ON THE FREQUENCY FOR FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND

GOVERNANCE OF THE COMPANY

Director Independence

The Board reviews the independence of each non-employee director annually to confirm that the director continues to meet our standards as well as the requirements of the New York Stock Exchange (“NYSE”) and the rules of the SEC. No member of the Board will be considered independent unless the Board determines that he or she has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Board will not determine any director to be independent if he or she has or has had any of the relationships set forth in the NYSE rules during the time periods specified in such rules. The Board will describe in the proxy statement the basis for determining whether any relationship is immaterial.

The Board of Directors has affirmatively determined each of the following directors is an “independent” director as such term is defined and as required by our Corporate Governance Guidelines, and the requirements of the SEC and NYSE.

David Deno	John Mims
Joseph M. DePinto	George Mrkonic
Michael Dixon	Rosendo G. Parra
Harriet Edelman	Cece Smith
Jon Luther

The only member of the Board who is not independent is Douglas H. Brooks. Mr. Brooks, as CEO and President of the Company, is the only employee member of the Board. The Board has further determined that no material relationship exists between us and each non-employee director outside of their service as a member of the Board of Directors. In this proxy statement we may refer to these directors individually as an “Independent Director” and collectively as the “Independent Directors.”

Board Structure

The Board of Directors does not have classes where a director serves multi-year terms. Each director serves for a one year term and is subject to re-election by you each year. Prior to recommending a director for nomination for re-election, the Governance and Nominating Committee considers many things including:

•	the quality of past director service, and attendance at Board of Directors and Committee meetings;

•	whether the director continues to possess the qualities and capabilities considered necessary or desirable for director service;

•	input from other members of the Board of Directors concerning the performance of that director through a peer review process;

•	the independence of the director; and

•	whether the director has met any age guidelines for continued service.

A non-employee director is expected to serve at least four one-year terms (subject to annual renomination and re-election). Presently, Messrs. Mims, Mrkonic and Parra and Ms. Smith have served for more than four one-year terms.

Messrs. Girouard and Nye are leaving the Board of Directors at the end of their current terms on November 2, 2011 after 13 years and 9 years of service, respectively.

Committees of the Board of Directors

The Board of Directors has the following standing committees and current committee composition:

Board Members	Executive Committee	Audit Committee	Compensation Committee	Governance & Nominating Committee
Douglas H. Brooks*	C
Cece Smith	M	M		M
David Deno**
Joseph M. DePinto			M
Michael Dixon**
Harriet Edelman		M		M
Marvin J. Girouard***	M	M	M
Jon Luther**
John Mims			M	M
George R. Mrkonic		C	M
Erle Nye***	M	M		C
Rosendo Parra			C	M

Meetings During FY’ 11	0	10	6	4

C — Committee Chair

M — Member

*	Chairman of the Board

**	Messrs. Deno, Dixon and Luther were appointed to the Board on April 11, 2011 and have not been assigned to serve on a board committee.

***	Messrs. Girouard and Nye are leaving the Board of Directors at the end of their current term on November 2, 2011.

The charters for each of these committees, as well as our Corporate Governance Guidelines, are available at no charge to you in the Corporate Governance section of our internet website (http://www.brinker.com/investors/Corporate_Governance.asp) or by written request directed to us, at 6820 LBJ Freeway, Dallas, Texas 75240, Attention: Corporate Secretary.

The Board of Directors has affirmatively determined that each member of the Audit, Compensation, and Governance and Nominating Committees meets the independence requirements applicable to those committees required by the NYSE and the SEC.

The Executive Committee reviews material matters between Board meetings, provides advice and counsel to our management, and has the authority to act for the Board on routine and administrative matters between Board meetings. On August 26, 2011, the Board dissolved the Executive Committee noting no meetings of the Committee had occurred for 24 months and the Committee was a resource not presently required to manage the affairs of the Company due to effective and regular communications between the Board and management.

The role of the Audit Committee is provided to you in the “Report of the Audit Committee” later in this Proxy Statement. The Board of Directors has determined that Ms. Smith is an “audit committee financial expert” as such term is defined in the SEC’s Regulation S-K.

A discussion of the specific nature of the Compensation Committee’s responsibilities and compensation philosophy as they relate to our executive officers is provided to you in the “Compensation Discussion and Analysis” and “Report of the Compensation Committee” later in this Proxy Statement.

The Governance and Nominating Committee performs the following functions:

•	recommends to the Board of Directors potential members to be added as new or replacement members to the Board of Directors;

•	recommends to the Board of Directors the nominees for election to the Board of Directors at the annual shareholders meeting;

•	reviews, and makes recommendation to the Board of Directors regarding, the compensation paid to non-management Board members;

•	reviews, and makes recommendation to the Board of Directors regarding, CEO succession plans;

•	recommends corporate governance guidelines to the full Board of Directors;

•	reviews the applicable legal standards for “independence” and the criteria applied to determine “audit committee financial expert” status; and

•	reviews the answers to annual questionnaires completed by each of the Independent Directors.

On the basis of this year’s review, the Governance and Nominating Committee delivered a report to the full Board of Directors and the Board of Directors made its “independence” and “audit committee financial expert” determinations.

Board Member Meeting Attendance

During the fiscal year ended June 29, 2011, the Board of Directors held eight meetings. Each director attended at least 75% of the aggregate total of meetings of the Board of Directors and Committees on which he or she served. Also, all members of the Board of Directors attended the Company’s 2010 annual meeting of shareholders, except for Messrs. Deno, Dixon and Luther, who were appointed to the Board on April 11, 2011. Such attendance allows for direct interaction between you and members of the Board of Directors.

Chairman of the Board and Lead Director

The business and affairs of the Company are managed under the direction of the Board of Directors. Generally, it is management’s responsibility to formalize, propose and implement strategic choices and the Board’s role to approve strategic direction and evaluate strategic results, including both the performance of the Company and the performance of the Chief Executive Officer. The Board believes that the combined role of Chairman and Chief Executive Officer promotes the execution of the strategic responsibilities of Board and management because the Chief Executive Officer is the director most familiar with the Company’s business and industry and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy.

Mr. Brooks has served as both the Chairman and Chief Executive Officer of the Company since November 2004. Because the Chairman is a member of management, the Board considers it useful and appropriate to designate a “Lead Director” to coordinate the activities of the independent directors. The presence of a Lead Director provides additional assurance as to the independence of the Board’s oversight of management.

The Independent Directors have selected Ms. Smith as Lead Director. As Lead Director, Ms. Smith chairs each meeting of the Independent Directors (an “Executive Session”). The Independent Directors generally meet in Executive Session at each Board meeting.

As the Lead Director of the Board, Ms. Smith’s duties include:

•	presiding at all meetings of the Board of Directors when the Chairman of the Board is not present;

•	serving as liaison between the Chairman of the Board and the Independent Directors;

•	reviewing information sent to the Board of Directors;

•	approving meeting agendas and schedules for the Board of Directors;

•	having the authority to call a meeting of the Independent Directors; and

•	being available for consultation and direct communication with major shareholders.

The Board believes that the combined role of Chairman and Chief Executive Officer, together with an independent Lead Director having the responsibilities outlined above, provides the appropriate balance between strategy development and independent oversight of senior management.

The Board’s Role in Risk Oversight

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks, including, the Company’s enterprise risk management process that monitors and manages key business risks facing the Company. Throughout the fiscal year, the Board regularly reviews information regarding the Company’s strategic, financial and operational risks. The Company’s Compensation Committee oversees the management of risks relating to the Company’s compensation policies and practices. The Audit Committee oversees the management of risks associated with accounting, auditing, financial reporting and internal controls over financial reporting, as well as the effectiveness of the Company’s enterprise risk management process. The Audit Committee also assists the Board in its oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications and independence of the Company’s auditors and the performance of the Company’s independent auditors and the Company’s internal audit function. The Audit Committee is responsible for reviewing and discussing the guidelines and policies governing the process by which senior management and the internal auditing department assess and manage the Company’s exposure to risk, as well as the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures. The Governance and Nominating Committee oversees risks associated with the independence of the Board of Directors and the Company’s governance structure. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through updates provided at full Board meetings, attendance at committee meetings, and committee reports about such risks.

Directors’ Compensation

The Governance and Nominating Committee annually reviews and periodically benchmarks the Board’s compensation to assure that non-employee directors are being fairly and reasonably compensated in relation to the restaurant industry and to comparable U.S. companies. The same proxy peer group is used for the Board as is used for our named executive officers (which is identified in more detail in the Benchmarking section of the Compensation Discussion and Analysis in this Proxy Statement). For fiscal 2012, non-employee directors of the Company will receive the following compensation:

•

an annual retainer of $50,000, which, at the director’s choosing, will be paid or granted in any combination of cash or restricted stock units as they may elect (with the director receiving a 25% match in restricted stock units for the portion of his or her annual compensation which they elect to take in restricted stock units);

•

an annual grant of restricted stock units, valued at approximately $85,000. Approximately 25% of the value will be granted with a distribution date of four years from the date of grant. The remaining 75% of the value will be granted with a distribution date of, at the director’s choice made prior to grant, (i) four years after date of grant, (ii) the director’s departure from the Board, (iii) one year following the director’s departure from the Board, or (iv) two years following the director’s departure from the Board;

•

$6,000 total for each set of regular quarterly meetings of the Board of Directors and associated Board Committees (“Quarterly Meetings”) attended; director attendance at these Quarterly Meetings is expected; if a director fails to attend a Committee meeting where such director is a member of that Committee or if a director fails to attend the board meeting, the director’s total fee shall be reduced by $2,000 for each such meeting not attended;

•	$2,000 for each other standard meeting of the Board of Directors attended;

•	$2,000 for each other standard meeting of any Board Committee attended for only the members of that Committee; and

•	no additional fees for periodic informational updates to the Board of Directors or any Board Committee.

Providing a combination of equity and cash incents our directors to focus on long-term performance and shareholder value while still recognizing their energy and effort throughout the year. Each director has a choice among cash and restricted stock units for their annual retainer thus allowing each director to receive his/her compensation in a manner that best fits his/her individual needs. However, the Board and we believe it is important that each director maintain an equity stake in our company; therefore, an incentive is provided for any portion of the annual retainer taken in equity.

Committee Chairs and our Lead Director receive a supplementary retainer for accepting the additional responsibilities:

•	Chair of the Audit Committee receives a retainer of $10,000;

•	Chair of each of the Compensation and Governance and Nominating Committees receives a retainer of $7,500; and

•	Lead Director of the Board receives a retainer of $25,000.

We also reimburse directors for costs incurred by them in attending meetings of the Board. Equity grants are made on the latest of the sixtieth day following the Board of Directors’ meeting held on the same day as the annual shareholders meeting or the first business day of the calendar year following the annual shareholders meeting. For Fiscal 2012, directors will receive restricted stock units for all of their equity compensation with variable distribution dates ranging from four years after grant to two years following departure from the Board (as described above in this Directors’ Compensation section).

Fiscal 2011 Director Compensation Table

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
David Deno(5)	52,000	85,009	—	—	—	—	137,009
Joseph DePinto(5)	91,000	242,325	—	—	—	262	333,587
Michael Dixon(5)	52,000	85,009	—	—	—	—	137,009
Harriet Edelman(5)	90,000	84,994	—	—	—	465	175,459
Marvin J. Girouard(5)	92,000	97,507	—	—	—	271	189,778
Jon Luther(5)	52,000	85,009	—	—	—	—	137,009
John Mims(5)	76,000	84,994	—	—	—	1,166	162,160
George R. Mrkonic(5)	102,000	97,507	—	—	—	—	199,507
Erle Nye(5)	93,500	97,507	—	—	—	516	191,523
Rosendo Parra(5)	85,500	91,251	—	—	—	1,413	178,164
Cece Smith(5)	125,000	97,507	—	—	—	23	222,530

(1)	Mr. Brooks was omitted from the Director Compensation Table since he does not receive compensation for serving on our Board. His compensation is reflected in the Summary Compensation Table of this Proxy Statement.

(2)	Reflects the aggregate dollar amount of all fees each director earned in Fiscal 2011 (whether paid in cash or granted in the form of equity) for service as a director, including annual retainer, committee chair fees, meeting fees and lead director fees. Directors had the option to receive any portion of their $50,000 annual retainer in restricted stock units. We provide a 25% match in kind on any portion of the annual retainer converted to units. For restricted stock units, dividends are accumulated and paid upon distribution.

(3)	Ms. Edelman, Ms. Smith and Messrs. Girouard, Mims, Mrkonic, Nye, Parra and DePinto were each granted 3,981 restricted stock units for fiscal 2011.

—	Messrs. Girouard, Mrkonic, DePinto and Nye, and Ms. Smith received their entire annual retainer in stock. Ms. Edelman and Mr. Mims elected to receive 100% of their annual retainer in cash. Mr. Parra elected to receive 50% of his annual retainer in cash.

—	Following his appointment to the Board on August 2, 2010, Mr. DePinto received a $25,000 cash retainer and 7,400 restricted stock units for his Board service from appointment until re-election at the annual shareholders meeting on November 10, 2010.

—	Messrs. Deno, Dixon and Luther were appointed to the board on April 11, 2011 and were each granted 3,650 restricted stock units and each received a $50,000 cash retainer.

The amounts shown represent the grant date fair value of the stock awards granted to the directors in fiscal 2011, as determined pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”). These amounts do not include any reduction in value for the possibility of forfeiture.

(4)	Our directors receive a complimentary dining card for use in our restaurants. The dining card value used by each director was less than $10,000. Therefore, the values in this column are the tax gross up that was paid to each director.

(5)	The following table details the Board of Directors outstanding equity. All of our restricted shares are non-forfeitable when granted and are not reported in the table. Mr. Brooks is omitted from this table as his outstanding equity is reflected in the Outstanding Equity Awards Table of this Proxy Statement. Messrs. Deno, DePinto, Dixon, Luther and Mims and Ms. Edelman are not listed on this table because all of their equity ownership is held in restricted stock or restricted stock units and they do not hold any stock options.

Directors Outstanding Equity Awards at 2011 Fiscal Year End

	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date
Name	Exercisable	Unexercisable
Marvin J. Girouard	11,250	—	25.66	01/04/2016
	6,000	—	23.27	01/03/2015
	6,000	—	22.17	01/12/2014
	21,000	—	21.87	01/13/2013
	4,500	—	20.04	01/14/2012

George R. Mrkonic	7,500	—	25.66	01/04/2016
	6,000	—	23.27	01/03/2015
	6,000	—	22.17	01/12/2014
	30,000	—	21.53	11/10/2013

Erle Nye	11,250	—	25.66	01/04/2016
	6,957	—	23.27	01/03/2015
	7,005	—	22.17	01/12/2014
	37,950	—	21.87	01/13/2013

Rosendo Parra	3,750	—	25.66	01/04/2016
	36,872	—	25.57	02/08/2015

Cece Smith	15,000	—	25.66	01/04/2016
	6,000	—	23.27	01/03/2015
	6,000	—	22.17	01/12/2014
	6,000	—	21.87	01/13/2013
	34,500	—	20.04	01/14/2012

Communications with the Board of Directors

If you or any other interested party wishes to communicate with the Board of Directors as a group or with an individual director, including the Lead Director, you or the interested party may direct such communications to the intended recipient in care of the General Counsel, 6820 LBJ Freeway, Dallas, Texas 75240. The communication must be clearly addressed to the specific group or director. Your Board of Directors has instructed the General Counsel to review and forward any such correspondence to the appropriate person or persons for response.

Qualifications to Serve as Director

Each candidate for director must possess at least the following specific minimum qualifications:

1. Each candidate shall be prepared to represent the best interests of all the Company’s shareholders and not just one particular constituency.

2. Each candidate shall have demonstrated integrity and ethics in his/her personal and professional life and have established a record of professional accomplishment in his/her chosen field.

3. No candidate shall have any material personal, financial or professional interest in any present or potential competitor of the Company.

4. Each candidate shall be prepared to participate fully in activities of the Board of Directors, including active membership on at least one Committee of the Board of Directors and attendance at, and active participation in, meetings of the Board of Directors and the Committee(s) of the Board of Directors of which he or she is a member, and not have other personal or professional commitments that would, in the Governance and Nominating Committee’s sole judgment, interfere with or limit his or her ability to do so.

5. In addition, the Governance and Nominating Committee also desires that candidates possess the following qualities or skills:

(a) Each candidate shall contribute to the overall diversity of the Board of Directors—diversity being broadly construed to mean a variety of opinions, perspectives, personal and professional experiences and backgrounds, such as gender, race and ethnicity differences, as well as other differentiating characteristics.

(b) Each candidate should contribute positively to the existing chemistry and collaborative culture among the members of the Board of Directors.

(c) Each candidate should possess professional and personal experiences and expertise relevant to the Company’s business. Relevant experiences might include, among other things, large company CEO experience, senior level multi-unit restaurant or retail experience, and relevant senior level experience in one or more of the following areas—finance, accounting, sales and marketing, organizational development, information technology and public relations.

Although not an automatic disqualifying factor, the inability of a candidate to meet the independence and other governing standards of the NYSE or the SEC will be a significant negative factor in any assessment of a candidate’s suitability.

Internal Process of Identifying Candidates

The Governance and Nominating Committee uses a variety of means for identifying potential nominees for director, including the use of outside search firms and recommendations from current members of the Board of Directors and from shareholders. In determining whether to nominate a candidate, the Governance and Nominating Committee considers the current composition and capabilities of serving board members, as well as additional capabilities considered necessary or desirable in light of existing and future Company needs. One or more of the members of the Governance and Nominating Committee may interview, or have an outside search firm interview, a prospective candidate who is identified as having high potential to satisfy the expectations, requirements, qualities and responsibilities for membership on the Board of Directors. Prospective candidates may also be interviewed by other directors who are not members of the Governance and Nominating Committee. Reports from those interviews or from Governance and Nominating Committee members with personal knowledge and experience with the candidate, resumes, information provided by other contacts and other information deemed relevant by the Governance and Nominating Committee are then considered in determining whether a candidate shall be nominated. The Governance and Nominating Committee also exercises its independent business judgment and discretion in evaluating the suitability of a candidate for nomination.

Nomination Rights of Shareholders

As a shareholder, you may recommend one or more candidates to be considered by the Governance and Nominating Committee as a potential nominee or nominees for election as director of the Company at an annual meeting of shareholders. To do so, you must comply with the notice, information and consent provisions contained in the Company’s Bylaws (current copies of the Company’s Bylaws are available at no charge from the Secretary of the Company and may also be found in our public filings with the SEC). In order for the candidate recommendation to be timely for the Company’s 2012 annual meeting of shareholders, your notice to the Secretary of the Company must be delivered to our principal executive offices no later than May 18, 2012. Any such recommendations received by the Secretary will be presented to the Governance and Nominating Committee for consideration. Suitable candidates (whether identified internally or by a shareholder) who, after evaluation based upon the criteria and process described in “Internal Process of Identifying Candidates” above, are then recommended by the Governance and Nominating Committee and, if approved by the Board of Directors, will be included in our recommended slate of director nominees in our proxy statement.

Current Nominations

The Governance and Nominating Committee conducted an evaluation and assessment of all of the directors, since each director’s term is only one year, for purposes of determining whether to recommend them for nomination for re-election to the Board of Directors. After reviewing the assessment results, the Governance and Nominating Committee determined to recommend to the Board that Messrs. Brooks, Deno, DePinto, Dixon, Luther, Mims, Mrkonic, and Parra and Mmes. Edelman and Smith be nominated for re-election to the Board of Directors. The Board accepted the recommendations and nominated such persons. The Governance and Nominating Committee did not receive any recommendations to shareholders proposing candidates for election to the Board at the annual meeting.

Code of Ethics

We have adopted a code of ethics that applies to all members of the Board of Directors and our team members. You may obtain a copy of the code free of charge in the Corporate Governance section of our internet website (http://www.brinker.com/investors/Corporate_Governance.asp) or by written request directed to us, at 6820 LBJ Freeway, Dallas, Texas 75240, Attention: General Counsel.

EXECUTIVE OFFICERS

Ian Baines, 55, is Senior Vice President of Strategic Innovation, having been appointed to this position in January 2011. Before rejoining the Company, Mr. Baines was with Smokey Bones Bar & Fire Grill from January 2008 until January 2011, most recently serving as President and CEO, and from January 2006 to December 2007 with Darden Restaurants serving as Smokey Bones President and Executive Vice President of Operations. Mr. Baines also served as Regional Vice President of Operations for Romano’s Macaroni Grill and Vice President of Operations for Big Bowl Fresh Cuisine and Thai from May 2004 to January 2006, as Chief Operating Officer and President of Jack Astor’s Bar & Grill for Toronto-based SIR Corp Restaurants from 1993 to 2004, and as Vice President of Restaurant Operations and Vice President of Food and Beverage for Toronto-based Imago Restaurants from 1986 to 1993.

Guy J. Constant, 46, is Executive Vice President and Chief Financial Officer, having been appointed to this position in October 2010. Mr. Constant previously served as Senior Vice President of Finance from May 2008 to September 2010, and Vice President of Strategic Planning and Analysis and Investor Relations from September 2005 to May 2008, and Senior Director of Compensation from November 2004 to September 2005. Mr. Constant was previously employed by American Airlines for 10 years where he most recently served as Director of Executive Compensation.

Valerie L. Davisson, 49, is Executive Vice President and Chief PeopleWorks Officer, having been elected to this position in June 2007. Ms. Davisson previously served as Executive Vice President of People Works, elected in June 2005, and as Senior Vice President of Human Resources since June 2004. Before joining the Company, Ms. Davisson served as Vice President, Human Resources for Yum! Brands, Inc., Vice President, Field Human Resources for Kentucky Fried Chicken, Senior Director, Global Staffing for Yum! Brands, Inc. and Director, Field Human Resources for Pizza Hut.

David Parsley, 65, is Senior Vice President of Supply Chain Management, having been appointed to this position in May 2011. Mr. Parsley previously served as the President and CEO of Centralized Supply Chain Services, LLC from February 2009 to May 2011. Mr. Parsley was employed as Senior Vice President of Supply Chain Management for DineEquity from November 2007 to February 2009, Senior Vice President of Supply Chain Management for Applebees International from April 2000 to November 2007. Mr. Parsley previously held executive positions for Prandium, Inc., the Panda Management Company and Carl Karcher Enterprises. Mr. Parsley is a member of the Institute of Supply Chain Management and the Council of Supply Chain Management Professionals.

Steve Provost, 51, is President of Maggiano’s Little Italy, having been appointed to this position in November 2009, having previously served as Senior Vice President of Marketing and Brand Strategy for Maggiano’s from April 2009 to November 2009. Mr. Provost previously served as Chief Marketing Officer and Executive Vice President of Quizno’s Master, LLC from 2007 to 2009. Mr. Provost was employed by Yum Brands, Inc. from 1991 to 2007, serving in various roles, most recently as Head Coach, Southeast Region for the KFC brand from 2003 to 2005 and Chief Marketing Officer for the Long John Silver’s and A&W brands.

Wyman T. Roberts, 52, is President of Chili’s Grill & Bar, having been appointed to this position in November 2009, having previously served as Senior Vice President, Maggiano’s Little Italy President, and Chief Marketing Officer since March 2009, and Senior Vice President and Maggiano’s Little Italy President since August 2005. Mr. Roberts previously served as Executive Vice President and Chief Marketing Officer for NBC’s Universal Parks & Resorts from December 2000 until August 2005. Mr. Roberts was previously employed by Darden Restaurants, Inc. for 16 years where he most recently served as Executive Vice President, Marketing.

Carin L. Stutz, 54, is President of Global Business Development, having been appointed to this position in December 2010, and previously serving as Senior Vice President of Strategic Operations from December 2009 to December 2010, and Senior Vice President and Chief Operations Officer for Global Business Development from June 2009 to December 2009. Prior to joining Brinker, Ms. Stutz was employed by Applebee’s International, Inc. from 1999 to 2007, serving in various roles, most recently as Executive Vice President of Operations from January 2005 to November 2007. Previously, Ms. Stutz was Division Vice President with Wendy’s International,

Inc., Regional Operations Vice President for Sodexho, USA, and Vice President of Corporate Operations for NutriSystem, Inc. Prior to 1990, Ms. Stutz was employed for 12 years with Wendy’s International, Inc. Ms. Stutz is a member of the Women’s Foodservice Forum, serving in various leadership roles, most recently as Chair of the Executive Committee.

Roger F. Thomson, 62, is Executive Vice President, Chief Administrative Officer, General Counsel and Secretary, having been elected to this position in June 1996. Mr. Thomson joined the Company as Senior Vice President, General Counsel and Secretary in 1993 and was promoted to Executive Vice President, General Counsel and Secretary in 1994. Mr. Thomson served as a Director of the Company from 1993 until 1995.

Kelli Valade, 41, is Chief Operating Officer for Chili’s Grill & Bar, having been appointed to this position in July 2009. Ms. Valade previously served as Senior Vice President of Chili’s Grill & Bar and On the Border PeopleWorks and Brinker Shared Services from October 2008 to July 2009, and Vice President for Emerging Brands and Corporate Human Resources from 2002 to 2008, and Director of Human Resources for On the Border Mexican Grill & Cantina. Ms. Valade previously served as Manager of Training and Recruiting for Carlson Restaurants Worldwide’s Specialty Concepts Division from 1994 until 1996. Ms. Valade holds a seat on the founders board of the Multi-Cultural Food Service Hospitality Alliance and sits on the Advisory Board for People Report.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Throughout this discussion we make reference to terms that are used internally to define our team member population. These team member groupings are described below:

•	“named executive officers” (NEOs)—our five most highly compensated executives detailed in this discussion;

•

“Brinker Leadership Team”—this is our key leadership group of our CEO and our CEO’s direct executive reports and other key officers (which include our executive vice presidents, our brand presidents, our head of global development, our chief operating officer of our largest brand, our head of strategic innovation and our head of supply chain management);

•	“RSC team member”—any of our team members who work in a support role at our restaurant support center (RSC), not specifically for one of our restaurant brands; and

•	“brand team member”—any of our team members who work for a particular restaurant brand.

Structure and Role of the Compensation Committee

The Compensation Committee (“Committee”) is comprised entirely of Independent Directors who are responsible for aligning our compensation programs with our compensation philosophy of rewarding performance. Specifically, the Committee reviews and approves any compensation decisions regarding the Brinker Leadership Team (with input from the CEO), including the CEO (who also is Chairman of the Board). The CEO does not provide input on his own compensation to the Committee. Further information about the duties of the Committee can be found in the Compensation Committee Charter, which can be found on our website at http://brinker.com/corp_gov/comp_committee.asp. To make certain the Committee is able to effectively carry out its responsibilities, it takes the following actions:

•	Retains an independent consultant (currently Pearl Meyer & Partners) to advise on executive compensation.

•

Benchmarks, with the assistance of an outside, independent third party, data to determine competitive compensation levels based on a peer group that represents both restaurant companies and those companies with whom we compete for talent. The peer group for each officer may vary depending on the nature and scope of his/her individual responsibilities.

•	Approves the design and performance metrics used in our incentive plan.

•	Reviews annually detailed compensation tally sheets for the named executive officers.

•	Submits recommendations to the full Board of Directors for approval and ratification of the CEO’s compensation.

•	Holds executive sessions (without our management present) at every Committee meeting.

•	Provides recommendations to the full Board of Directors on compensation-related proposals to be considered at the Company’s annual meeting.

Executive Summary

Brinker’s compensation programs are structured to reinforce our strategic principles—to be a premier and progressive company with a balanced approach towards sales, profits, guests and team members.

Fiscal 2011 saw improved results for the Company despite a broader economy that continues to struggle with improving but weak economic factors such as total employment, consumer confidence, and spending levels. The economy was also challenged by soaring governmental deficits. Despite the weak overall economy, our continuation and refinement of fiscal 2010 initiatives drove much of our gains in fiscal 2011 resulting by year end in positive comparable sales and guest traffic at company-owned restaurants and increased earnings per share on a year-over-year basis. The initiatives included the implementation of an improved service model at Chili’s; the implementation of improved food preparation procedures; the introduction of retrofitting our kitchens with new technologies and equipment; and the repurchase of shares of our common stock. The results showed in labor efficiencies, better guest feedback, kitchen efficiencies, increased inventory control and value return to our shareholders. This positive financial success was reflected in our variable compensation programs with short-term programs seeing increased payout while long-term programs continue to be impacted by previous years’ underperformance.

Our compensation programs for executive officers, including our NEOs, reflect the competitive environment in which we operate and align a pay-for-performance philosophy. More specifically we:

•	Use variable compensation plans to make-up the majority of potential total compensation placing significant amounts of compensation “at risk”;

•

Establish incentive plan payout levels that provide an opportunity for participants to earn compensation above median levels when performance goals are exceeded and our stock price increases, and significantly reduced compensation when our financial performance is below expectations or our stock price decreases;

•

Utilize both cash and equity elements with varying time horizons and financial metrics to motivate and reward sustained performance that is aligned with shareholder interests but is not tied to a single financial measure or measurement period that could result in unintended consequences;

•

Provide competitive levels of compensation to attract and retain the best qualified executive talent. Both the Committee and our Brinker Leadership Team strongly believe that the caliber of our overall officer team makes a significant difference in our sustained success over the long-term;

•	Link our officers’ interests with the sustained performance of the company by having executives satisfy stock ownership guidelines; and

•	Allow actual compensation to vary based on individual performance.

Pay for Performance

The Company’s executive compensation programs are aligned with our business initiatives and have been designed to pay commensurate with level of performance generated. This philosophy is most evident in the mix of pay used to compensate our executives.

Our fiscal 2011 compensation packages for our CEO and NEOs are heavily weighted towards variable compensation. The variable compensation awarded in fiscal 2011 included an annual incentive under our short-term incentive plan, and the economic value of stock options, performance RSUs (at target), and career equity.

As the graphs below show, performance-based incentives constitute the largest portion of target total direct compensation for our CEO and other NEOs:

The Company believes the compensation programs are an important factor in driving our NEOs’ performance to achieve long term EPS growth. The success of our strategy is represented below. In years when our performance is below target, our NEO pay programs effectively reduced pay levels. Conversely, when performance is improved compensation increases, aligning our pay programs with shareholder returns.

* EPS calculation excludes special items and discontinued operations

Roles of the Compensation Committee, Consultants and Management

The Compensation Committee is responsible for determining the compensation of the Brinker Leadership Team, including the named executive officers. All compensation recommendations are reviewed and approved by the independent directors of the full Board. The Committee utilizes three sources during their evaluation process: (1) Pearl Meyer & Partners (“Pearl Meyer”), the Board’s independent consulting firm; (2) Meridian Compensation Partners, LLC (“Meridian”); and (3) management. The Committee annually reviews the performance of all consultants.

Pearl Meyer has been retained by and reports directly to the Compensation Committee. Pearl Meyer does not have any other consulting engagements with management. The Committee regularly asks Pearl Meyer to provide independent advice on current trends in compensation design, including compensation levels, the merits of particular forms of compensation, relative weighting of compensation elements and compensation best practices.

Meridian is also retained by the Committee and provides detailed benchmarking data based on our benchmarking peer group. Meridian does not have any other consulting engagements with management. Meridian generates an independent report that is utilized in determining compensation levels for our Brinker Leadership Team. A more detailed discussion of the benchmarking process is provided in the Benchmarking section below. Based on the benchmark data and individual performance, the CEO provides input and recommendations to the Committee in setting total compensation for the Brinker Leadership Team (other than his own compensation). The Committee considers these data sources, and applies its own independent judgment in establishing a total compensation program (base salary increases, if any; short-term incentive targets as a percentage of base pay; and long-term incentive targets) that aligns the interests of the executives with those of our shareholders.

Benchmarking

The Committee engages an independent third party to provide market data (base salary, short-term incentive targets, long-term incentive values, and total compensation). For fiscal 2011, we retained Meridian to provide us with data drawn from their proprietary database. The benchmarking peer group is carefully selected based on criteria including restaurant and brand product industries, operating structure, location and size. We were near the median in terms of revenue size as compared to our benchmarking peer group. Proxy data from our Performance Share Plan peer group (which is identified in more detail in the Long-Term Incentives section of this Compensation Discussion and Analysis) was blended with data from Meridian’s database for the NEOs to provide us with benchmark information that we believe accurately reflects the market in which we compete for executive talent, particularly for the named executive officers. The following table lists the companies used in fiscal 2011 as our benchmarking proxy peer group for the named executive officers:

Benchmarking Proxy Peer Group

CBRL Group, Inc.	Jack in the Box Inc.	Ruby Tuesday, Inc.
CEC Entertainment, Inc.	McDonalds Corporation	Sonic Corp.
The Cheesecake Factory Inc.	Panera Bread Company	Starbucks Corporation
Darden Restaurants, Inc.	P.F. Chang’s China Bistro, Inc.	Wendy’s/Arby’s Group, Inc.
DineEquity, Inc.	Red Robin Gourmet Burgers Inc.	Yum! Brands, Inc.

Meridian’s benchmark information was used to establish ranges for total compensation (base salary + short-term cash incentives + long-term equity incentives). We strive to be competitive in the marketplace by appropriately balancing all elements of compensation (short-term versus long-term and fixed versus variable) while recognizing our performance, as well as the individual’s performance, criticality and experience, and internal equity. There is no fixed percentage which determines the mix between cash and non-cash compensation, but compensation is significantly weighted towards variable compensation (short and long-term). The table below shows the percentage of fixed versus variable compensation elements for targeted total compensation.

Targeted Fixed Versus Variable Compensation Mix for the Named Executive Officers for Fiscal 2011

Name	Position	Fixed Compensation as a % of Target Total Compensation	Variable Compensation as a % of Target Total Compensation
Douglas H. Brooks	Chairman of the Board, President and CEO	24%	76%
Guy J. Constant	EVP and CFO	34%	66%
Valerie Davisson	EVP, Chief PeopleWorks Officer	33%	67%
Wyman T. Roberts	President of Chili’s Grill & Bar	29%	71%
Roger F. Thomson	EVP, CAO, General Counsel and Secretary	37%	63%

Fiscal 2011 Executive Compensation and Benefit Components:

For the fiscal year ended June 29, 2011, the principal components of compensation and benefits for our named executive officers are listed:

•	Base Salary;

•	Short-Term Incentives;

•	Long-Term Incentives;

•	Retirement Benefits;

•	Health and Welfare Benefits; and

•	Perquisites.

In the sections that follow we detail how each component of compensation is evaluated. It is important to note that while each individual component is reviewed; all decisions are made in a total compensation context.

Base Salary

Base salaries provide our team members with a level of certainty about their compensation. Annually, we review base salaries during our benchmarking process. An individual’s base salary is dependent on the size and scope of the position, their experience and most importantly their performance.

For fiscal 2011, officers, including the NEOs, received a 3% merit increase on average with the rest of the organization.

Short-Term Incentives

Our Profit Sharing Plan is a non-qualified annual incentive arrangement in which all RSC team members, including the named executive officers, and certain restaurant brand team members participate. The Plan measures both financial performance and individual performance.

•	At target, 2/ 3 of the award is based on financial performance and 1/3 of the award is based on individual performance.

•

The financial portion of the plan measures actual earnings per diluted share (EPS) versus a target EPS for all team members. These targets are established within the first quarter of our fiscal year by the Board and are designed to reinforce our focus on profitability and enhancement of long-term shareholder value.

•

Individual performance is measured based on the achievement of key performance indicators (KPIs). KPIs are established at the beginning of the year and align with our strategic goals. An individual performance component allows us to recognize critical factors to our performance; and to reward an individual’s contribution to the organization. KPIs can include such items as project implementations, guest satisfaction, or employee engagement.

For all of our named executive officers, the financial performance portion of the short-term incentive is based on EPS. The maximum award that any individual can receive is 150% of his/her individual short-term incentive target, and minimum thresholds must be achieved to earn a payout. The table below details the actual short-term incentive payout versus target for the NEOs:

Fiscal 2011 Actual Short-Term Incentive Payout versus Target

Name	Position	Short-Term Incentive Actual Payout for Fiscal 2011	Short-Term Incentive Target Payout for Fiscal 2011
Douglas H. Brooks	Chairman of the Board, President and CEO	$1,250,000	$1,000,000
Charles M. Sonsteby(1)	EVP and CFO	$178,904	$496,161
Guy J. Constant(1)	EVP and CFO	$244,183	$190,192
Valerie Davisson	EVP, Chief PeopleWorks Officer	$297,115	$237,692
Wyman T. Roberts	President of Chili’s Grill & Bar	$403,291	$322,633
Roger F. Thomson	EVP, CAO, General Counsel and Secretary	$391,773	$313,418

(1)	Mr. Sonsteby retired as Executive Vice President and Chief Financial Officer of the Company as of October 1, 2010, and Mr. Constant was appointed as Executive Vice President and Chief Financial Officer as of the same day. Mr. Sonsteby received a pro-rated profit sharing award based on his eligible earnings through his separation date. The Target payout amount reflects a full award based on his annual salary at the time of his separation.

Fiscal 2011 Profit Sharing Plan—This year the Company established a target which was consistent with our long-term goal of annual EPS growth. Actual adjusted non-GAAP EPS for the Profit Sharing Plan was $1.69 compared to a target non-GAAP EPS for the Profit Sharing Plan of $1.52, resulting in a 150% payout under the Business Performance Metric. The Brinker Leadership Team, including the NEOs, did not achieve full performance on their KPIs as they did not meet their goals on our annual composite Comp Sales performance (missing by 70 basis points) and the Cash Flows performance (missing by 0.5%). This achievement negatively impacted their payout under the Individual Performance Metric.

The formulas used to calculate both plan and actual performance are outlined in our Profit Sharing Plan. However, from time to time unplanned events occur that are not explicitly detailed within the Profit Sharing Plan. In such instances, the Compensation Committee reviews the scenarios and determines how specific events should be accounted for under the Profit Sharing Plan. The intent when making such decisions is to ensure the impact to the Profit Sharing Plan is fair to both participants and shareholders. The Committee reviewed and determined the treatment of the following items, among others, which impacted the earnings calculation used in the Profit Sharing Plan: impairment charges, impact on earnings related to the closed restaurants, and depreciation on equipment and other assets.

Long-Term Incentives

We grant a mix of stock options, performance shares, and career equity to all of our officers with the belief that meeting our long-term strategic goals will increase our stock price. Target long-term incentive values are determined by the Committee by analyzing benchmark data, individual performance, program cost and total compensation targets. Once the target value is established, the number of shares granted as stock options, performance shares and career equity is based on delivering approximately 40% of the value in stock options and the remaining 60% in performance shares and career equity. Our equity programs give officers a stake in the potential rewards provided to shareholders as a result of their efforts.

All equity based awards, including stock options, are granted on the last Thursday of each August. However, the Committee will not grant equity compensation awards in anticipation of the release of material nonpublic information so the grant date could change if such a case should occur.

Stock Options

Stock options are intended to motivate participants to increase our stock price as they only have value if the market price of our stock increases over the closing price of our common stock on the date of grant. The actual compensation realized from stock options is dependent on both the increase in our stock price and each participant’s decision on when to exercise. Our stock options vest 25% per year over four years and have a term of eight years.

Performance Shares

To balance out the volatility of stock options while still aligning participants with shareholder interests, we also grant performance shares. Performance shares are earned based on our relative total shareholder return (TSR) compared to a select group of publicly-traded restaurant companies over a three year measurement period. The peer group is based on those companies with whom we compete for investor dollars and executive talent (these companies are also used in our executive compensation benchmarking). TSR is the measurement of the appreciation in the stock price for each company, plus dividends, if any. The following is a list of the fiscal 2011 TSR peer group:

Fiscal 2011-2013 Total Shareholder Return Peer Group

CBRL Group, Inc.	Jack in the Box Inc.	Ruby Tuesday, Inc.
CEC Entertainment, Inc.	McDonalds Corporation	Sonic Corp.
The Cheesecake Factory Inc.	Panera Bread Company	Starbucks Corporation
Darden Restaurants, Inc.	P.F. Chang’s China Bistro, Inc.	Wendy’s/Arby’s Group, Inc.
DineEquity, Inc.	Red Robin Gourmet Burgers Inc.	Yum! Brands, Inc.

The target award (which is granted at the beginning of the measurement period) is adjusted by the payout percentage which ranges from 0% to 175%. To earn 100% of a target award, we have to rank 7th in our peer group. Any payout is reduced by 20% if our TSR is negative. The table below reflects the ranking and related payout percentage for the fiscal 2011-2013 performance share plan.

Rank	Payout Percentage
1	175%
2	175%
3	165%
4	145%
5	135%
6	125%
7	100%
8	90%
9	70%
10	50%
11	20%
12-16	0%

Earned shares are distributed shortly after the completion of the three year performance period. Earned shares are not subject to further vesting requirements; although they may need to be retained to meet stock ownership guidelines (see discussion below).

Fiscal 2009–Fiscal 2011 Performance Share Plan—We ranked in 10th place and earned a 50% payout.

Career Equity

Career equity is a restricted stock unit program that works as a retention device since the shares only vest upon retirement (detailed information concerning our retirement provisions can be found below in the paragraph titled Retirement Definitions and Payouts). The value realized by executives is based on our stock price performance from the grant date until the executive’s retirement, which reinforces our long-term strategic goal of enhancing long-term shareholder value. Career equity makes up less than 10% of the total long-term incentive value for our NEOs. The number of shares granted each year fluctuates based on our stock price. The goal is to provide the NEOs approximately two-times their annual salary in stock at retirement (assuming their career spanned at least fifteen years from the inception of the program).

Stock Ownership Guidelines

We have stock ownership guidelines for our Board of Directors and our senior vice presidents and above, including the named executive officers. Stock ownership aligns these officers and directors with shareholders and promotes good corporate citizenship. These guidelines were first adopted in fiscal 2007.

The guidelines for all senior vice presidents and above define stock ownership to include any shares currently owned; vested, in the money stock options (which are converted for this purpose to share equivalents based on the “in the money” value of the stock option); unvested restricted stock or restricted stock units; and one-third of any unvested performance shares. We include one-third of the unvested performance shares, because on average, it is expected that at least one-third of the shares will vest over multiple performance cycles. Thus, by counting these shares towards their ownership guideline, we limit the need for them to purchase shares in the open market to meet the guideline.

The guidelines for our Board of Directors define stock ownership to include any shares currently owned; vested, in the money stock options (which are converted for this purpose to share equivalents based on the “in the money” value of the stock option); and unvested restricted stock or restricted stock units. The guideline was established by taking a multiple of base salary (annual retainer in the case of the Board) which was used to calculate a fixed share amount by position. The guidelines are as follows:

Stock Ownership Guidelines

Level	Stock Ownership Guidelines
Board Member	9,000
CEO	202,500
EVP	67,500
SVP	33,000

Ownership is reviewed annually by the Board of Directors. Officers subject to the guidelines have five years to accumulate the necessary shares. The five year period is measured one of two ways. If an officer was a senior vice president on the date the program went into effect, and therefore subject to the guideline, the five year period began on July 1, 2006. Otherwise, the five year period begins on the date the officer is promoted to senior vice president. If, however, such officer was not previously an employee of the company, then the officer will be provided six years to meet the guideline. Should any of these officers be below the guideline after being in the program for five years (or six, as applicable), they may receive half of any short-term incentives in shares until the guideline is met. 13% percent of the current senior vice presidents meet the guideline due to most of our senior vice presidents being appointed to their position since the beginning of fiscal 2009. Of our other officers above the senior vice presidents (including named executive officers), 43% meet the guideline due to recent appointments to their positions. Directors have four years to accumulate the necessary shares. Currently 73% of the current directors meet the guideline. No officer or director is permitted to hedge the economic ownership of their guideline.

Fiscal 2012 Considerations

The Compensation Committee conducted a detailed review of our compensation programs and benefits in comparison to our operating climate and the market as a whole. The Committee determined that we had the appropriate mix of compensation and benefits in place (cash, short-term incentives, stock options, restricted stock units, and 401(k)). The Committee did review the mix of companies in the TSR peer group. The Committee determined it was necessary to revise the mix in to increase the number of casual dining competitors and reduce the number of quick service companies. The remaining quick service companies are industry leaders or have an equivalent market capitalization to the Company. As a result, for fiscal 2012 and forward, CEC Entertainment, Inc., Jack in the Box, Inc., Sonic Corp. and Starbucks Corporation were removed from the TSR peer group and BJ’s Restaurants, Inc., Buffalo Wild Wings, Inc., Chipotle Mexican Grill, Inc. and Texas Roadhouse, Inc. were added. Additionally, under the Performance Share Plan for grants in fiscal 2012 and forward, the Board imposed a cap on the value of the maximum payout under the plan to two and one-half times the stock price at the time of grant. The Board did approve a merit increase pool for all team members for the fiscal year.

Retirement Benefits

Savings Plans

Our 401(k) Savings Plan (“Plan I”) and Deferred Income Plan (“Deferred Plan”) are designed to provide the Company’s team members with a competitive tax-deferred long-term savings vehicle. Plan I is a qualified 401(k) plan and the Deferred Plan is a non-qualified deferred compensation plan.

• Plan I

All of our team members, including those who may be classified as highly compensated by the IRS, who have attained the age of twenty-one and completed both one year and one thousand hours of service with the Company are eligible to participate in Plan I. We will match 100% of each participant’s contribution for the first 3% of the participant’s base salary and bonus and 50% for the next 2% of the participant’s salary and bonus. All Company contributions vest immediately.

• Deferred Plan

The Deferred Plan is a non-qualified deferred compensation plan for all of our officers, including the named executive officers. Deferred Plan participants elect the percentage of their salary and bonus, not to exceed 50%, they wish to defer into their Deferred Plan account. Deferrals earn a flat rate of interest which is compounded monthly. The interest rate is based on the prime rate on the first business day each November. The interest rate has a collar preventing it from increasing or decreasing more than one percentage point over the previous year.

We do not match executives’ deferrals under the Deferred Plan. Plan liabilities are notionally funded through Corporate Owned Life Insurance policies held within a Rabbi Trust. Trust assets are subject to the claims of the Company’s creditors.

Medical Benefits

Select officers, including the named executive officers, are eligible to receive retiree medical insurance from us if they meet our definition of retirement (described below in the paragraph of the section entitled “Retirement Definitions and Payouts”). This fully insured policy is paid for by both the retiree and the Company. The cost split between retiree and the Company mimics that of the cost split for our active employees and their medical benefits. Currently, that percentage is approximately 70% of the cost paid by the Company and 30% of the cost paid by the participant. Participants are eligible to receive this coverage until age 65.

Retirement Definitions and Payouts

For those executives who remain with us for their career we want to ensure they are able to benefit from their contributions to our long-term success. Therefore, we have defined retirement provisions that allow for post-employment benefits. Early retirement is defined as age plus years of service equal 70, with a minimum age of 55. Normal retirement is defined as age plus years of service equal 70, with a minimum age of 60, or age 65 (regardless of service). This definition is applied to all of our equity programs, our retiree medical program, and our Profit Sharing Plan. Listed below are our programs and their treatment under early and normal retirement:

	Early Retirement	Normal Retirement
Stock Options	Unvested shares accelerated and remain exercisable for the shorter of 12 months or the expiration date	Unvested shares accelerated and remain exercisable for the shorter of 36 months or the expiration date

Performance Shares	Pro-rated and paid at the end of the measurement period based on actual results	The full award is paid at the end of the measurement period based on actual results

Career Equity	Pro-rated and paid upon retirement	The full award is paid upon retirement

Health and Welfare Benefits

All of our salaried employees are eligible for health and welfare benefits, including the named executive officers. Our salaried employees also receive term life insurance, short-term disability, and long-term disability. The level of company-provided coverage for the senior vice presidents and above, including the named executive officers, is at a higher rate than other employees for some company-provided benefits. We have provided detailed information in the chart below for the named executive officers.

Company Paid Benefits for the Named Executive Officers

	Life Insurance	AD&D Insurance	Long-Term Disability	Long-Term Care
Benefit	4× Salary up to $3.5M	2× Salary up to $1M	70% Wage Replacement up to $30K per month	$201 daily benefit amount

Perquisites

We provide our officers with perquisites that are generally intended to promote the officers well-being and efficiency. The Committee reviews the perquisites during our annual benchmarking process for reasonableness and consistency with competitive practice. We currently provide our officers with the following perquisites:

•	a car allowance;

•	a financial planning allowance;

•	a dining card;

•	an annual physical reimbursement;

•	an airline club membership;

•	a cell phone allowance; and

•	a health club reimbursement.

We do not own or lease any aircraft for the benefit of management. Providing perquisites separately, and not rolling them into base salary, ensures those dollars are not included in our calculations for benefits such as life insurance and other programs that use base salary in their calculation such as the Profit Sharing Plan and our 401(k) Plan.

Change in Control

We do not have any change in control agreements in place with any of our officers. However, our stock programs and Profit Sharing Plan do contain change in control provisions. Under our stock option program, in the event of a change in control, the unvested options are accelerated and the optionee has the full remaining term to exercise. We have made a change to this provision that took effect in fiscal 2009 and future years where we will only accelerate “in the money” stock options.

Vesting on all unvested restricted shares is also accelerated as of the date of change in control. Under our Performance Share Plan, the participant becomes 100% vested and the relative ranking is established as of the date of the change in control thus ending the measurement period. In no event will less than 100% of the target award be distributed to the participant. This “floor” amount was included to ensure the retention of plan participants through the change-in-control date. As for our Profit Sharing Plan, if a change in control should occur prior to the end of the fiscal year, the participant will be eligible to receive a payment equal to the greater of the payout as calculated under the Plan provisions or his/her annual target award. Again, the “floor” award is included to ensure retention and to provide the participant the benefit of the doubt when the measurement period is truncated.

Tax Implications

The Committee has considered the impact of Section 162(m) of the Internal Revenue Code. This section disallows a tax deduction for any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless compensation is performance-based. It is the intent of the Company and the Committee to maximize the deductibility of our executives’ compensation whenever possible. However, the Committee does not believe that compensation decisions should be based solely upon the amount of compensation that is deductible for federal income tax purposes. Accordingly, the Committee reserves the right to award compensation that is or could become non-deductible when it believes that such compensation is consistent with our strategic goals and in our best interests. For fiscal year 2011, we believe the annual incentive payments, stock options, and performance shares all qualify for deduction under section 162(m).

Administration of Compensation Program

The Committee’s administration of the executive compensation program is in accordance with the principles outlined at the beginning of this Compensation Discussion and Analysis. The Committee believes that our compensation programs provide the necessary incentives and flexibility to promote our performance-based compensation philosophy while being consistent with our objectives. Our financial performance supports the compensation practices employed during the past year. No member of the Committee serves or previously served as an employee or officer of the Company.

Recoupment Provisions

In fiscal 2009, the Committee determined that clawback language should be inserted in our individual plan documents and our grant agreements going forward. Specifically, language was adopted stating that if the Board of Directors determines any fraud, negligence or intentional misconduct by an Officer was a significant contributing factor to the Company having to restate all or a portion of its financial statements, the Board or Committee shall take, in its discretion, such action as it deems necessary to remedy the misconduct and prevent its recurrence. Further, under Section 304 of Sarbanes-Oxley, if the Company is required to restate its financials due to material noncompliance with any financial reporting requirements as a result of misconduct, the CEO and CFO must reimburse the company for (1) any bonus or other incentive-based or equity-based compensation received during the 36 months following the first public issuance of the non-complying document and (2) any profits realized from the sale of securities of the Company during those 36 months.

Consideration of Prior Amounts Realized

In furtherance of the Company’s philosophy of rewarding executives for future superior performance, prior stock compensation gains (or the lack thereof) are not considered in setting future compensation levels.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,

COMPENSATION COMMITTEE

ROSENDO G. PARRA (Chair)

MARVIN J. GIROUARD

JOSEPH DEPINTO

JOHN MIMS

GEORGE R. MRKONIC

Compensation Policies and Practices As They Relate to the Company’s Risk Management

We believe that our compensation policies and practices for all team members, including officers, do not create risks that are reasonably likely to have a material adverse effect on the Company. We believe that the Company has appropriate safeguards in place with respect to the compensation programs that assist in mitigating excessive risk-taking that could harm our value or reward poor judgment by our officers and team members. These safeguards include: managing pay opportunities to market levels through peer benchmarking; balancing performance focus between near-term objectives and long-term shareholder value creation; issuing equity awards that vest over multi-year time horizons; capping cash incentive plan payments; maintaining stock ownership guidelines for our executive officers; and no employment agreements. Furthermore, the Compensation Committee retains its own independent compensation consultant to provide input on executive pay matters, meets regularly, and approves all performance goals, award vehicles, and pay opportunity levels.

In fiscal 2011, the Compensation Committee reviewed the concept of risk, as it relates to our compensation programs and determined that our programs do not encourage excessive or inappropriate risk. In reaching this conclusion, the Compensation Committee noted that long term incentives are predominately equity based and tied to shareholder returns, market comparisons are used, ownership guidelines are applied, and the majority of variable pay is tied to company performance.

FISCAL 2011 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Douglas H. Brooks	2011	900,000	—	905,880	478,550	1,250,000	—	83,895	3,618,325
Chairman of the Board, President, and CEO	2010	934,615	—	594,240	602,800	878,333	—	83,936	3,093,924
	2009	900,000	—	1,233,012	580,800	834,667	15,501	80,974	3,644,954

Charles M. Sonsteby(6)	2011	178,904	—	482,160	253,350	178,904	173	63,780	1,157,271
EVP and CFO	2010	644,054	—	299,180	328,800	435,794	844	61,294	1,769,966
	2009	620,201	—	492,440	290,400	414,129	7,290	63,969	1,888,429

Guy J. Constant(6)	2011	338,462	—	203,945	101,340	244,183	—	38,735	926,665
EVP and CFO	2010	244,038	—	82,845	76,720	94,783	—	32,955	531,341
	2009	235,000	—	127,090	58,080	78,459	—	29,815	528,444

Valerie Davisson	2011	396,154	—	301,960	140,750	297,115	—	45,936	1,181,915
EVP, Chief PeopleWorks Officer	2010	394,615	—	150,900	164,400	200,260	—	42,213	952,388
	2009	350,808	—	310,760	158,400	176,262	—	48,533	1,044,763

Wyman T. Roberts	2011	460,904	—	392,060	225,200	403,291	—	55,805	1,537,260
Chili’s Grill & Bar President	2010	455,865	—	164,380	191,800	270,231	—	59,507	1,141,783
	2009	379,226	—	235,060	105,600	141,323	—	67,593	928,802

Roger F. Thomson	2011	522,364	—	301,960	140,750	391,773	1,417	74,231	1,432,495
EVP, CAO, General Counsel and Secretary	2010	542,455	—	150,900	164,400	275,286	2,486	78,689	1,214,216
	2009	522,364	—	310,760	158,400	261,600	3,826	66,589	1,323,539

(1)

The amounts shown represent all salary received during fiscal 2011. Our salaries are paid on a bi-weekly basis and due to the 53rd week in fiscal 2010, all team members, including NEO’s, received one extra bi-weekly check in fiscal 2010.

(2)	The amounts shown represent the fair market value at grant date of equity granted to the NEOs in fiscal 2011 as determined pursuant to ASC Topic 718. These amounts do not include any reduction in the value for the possibility of forfeiture.

(3)	The amounts shown were earned under our fiscal 2011 Profit Sharing Plan. Details about the plan can be found in the Compensation Discussion and Analysis under the section titled “Short-Term Incentives” of this Proxy Statement.

(4)	Reflects the above market interest rate paid in the Deferred Plan to the NEOs. The market rate is the applicable federal rate published under IRS Section 1274, Revenue Ruling 2011-13. The rate for June 2011 was 4.76%, for June 2010 was 5.05%, and for June 2009 was 4.57%. Our Deferred Plan paid 4.75% in calendar 2011, 5.75% in calendar 2010, and 6.75% in calendar 2009.

(5)	The amounts shown in this column reflect the value of benefits and perquisites provided to the NEOs during the year. These include: car allowance, dining card, taxable travel, financial planning, health club reimbursement, annual physical, phone allowance, life insurance, retiree medical, contributions to the qualified 401(k) plan and vacation buyback, which are listed in the following table:

	All Other Compensation Included in the Summary Compensation Table for Fiscal 2011
Name	Company Matching Contributions to the Qualified 401(k) Savings Plan ($)	Car Allowance ($)	Vacation ($) (b)	Company Provided Life, Retiree Medical, and Long Term Care Insurance Premiums ($)(c)	Other Compensation ($)(d)	Total All Other Compensation ($)
Douglas H. Brooks	9,800	12,000	—	53,954	8,141	83,895
Charles M. Sonsteby(a)	—	2,796	35,781	15,979	9,224	63,780
Guy J. Constant(a)	12,600	9,277	—	11,221	5,637	38,735
Valerie Davisson	10,200	9,600	—	11,013	15,123	45,936
Wyman T. Roberts	10,070	9,600	—	19,901	16,234	55,805
Roger F. Thomson	9,800	9,600	—	44,430	10,401	74,231

(a)	Mr. Sonsteby retired as Executive Vice President and Chief Financial Officer of the Company as of October 1, 2010, and Mr. Constant was appointed as Executive Vice President and Chief Financial Officer as of the same day.

(b)	Represents Mr. Sonsteby’s vacation paid upon his retirement from the Company.

(c)	Represents benefit premiums paid to a third party for Company provided Life Insurance, Long Term Care, and Executive Retiree Medical.

(d)	Represents other compensation for value of perquisites and benefits paid directly to or on the NEOs’ behalf for financial planning, annual executive physicals, health club membership, phone allowances and dining discounts.

(6)	Mr. Sonsteby retired as Executive Vice President and Chief Financial Officer of the Company as of October 1, 2010, and Mr. Constant was appointed as Executive Vice President and Chief Financial Officer as of the same day.

Fiscal 2011 Grants of Plan-Based Awards Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Douglas H. Brooks
Performance Shares	8/26/2010				18,000	90,000	157,500				810,900
Restricted Stock Units	8/26/2010							6,000			94,980
Stock Options	8/26/2010								85,000	15.83	478,550
Profit Sharing	N/A	500,000	1,000,000	1,500,000

Charles M. Sonsteby(5)
Performance Shares	8/26/2010				10,000	50,000	87,500				450,500
Restricted Stock Units	8/26/2010							2,000			31,660
Stock Options	8/26/2010								45,000	15.83	253,350
Profit Sharing	N/A	248,080	496,161	744,241

Guy J. Constant(5)
Performance Shares	8/26/2010				4,000	20,000	35,000				180,200
Restricted Stock Units	8/26/2010							1,500			23,745
Stock Options	8/26/2010								18,000	15.83	101,340
Profit Sharing	N/A	95,096	190,192	285,289

Valerie Davisson
Performance Shares	8/26/2010				6,000	30,000	52,500				270,300
Restricted Stock Units	8/26/2010							2,000			31,660
Stock Options	8/26/2010								25,000	15.83	140,750
Profit Sharing	N/A	118,846	237,692	356,539

Wyman T. Roberts
Performance Shares	8/26/2010				8,000	40,000	70,000				360,400
Restricted Stock Units	8/26/2010							2,000			31,660
Stock Options	8/26/2010								40,000	15.83	225,200
Profit Sharing	N/A	161,316	322,633	483,949

Roger F. Thomson
Performance Shares	8/26/2010				6,000	30,000	52,500				270,300
Restricted Stock Units	8/26/2010							2,000			31,660
Stock Options	8/26/2010								25,000	15.83	140,750
Profit Sharing	N/A	156,709	313,418	470,127

(1)	The amounts shown in column (c) reflect the minimum payment level under the Company’s Profit Sharing Plan. The minimum award level is 50% of target (d) and the maximum award is 150% of target (e). Threshold is represented with minimum payout of plan, but zero payout is possible if threshold performance measures are not met.

(2)	The amounts in columns (f)–(h) reflect the range of pay outs under our Performance Share Plan (detailed in the Compensation Discussion and Analysis under the section titled “Long-Term Incentives” of this Proxy Statement). The August 26, 2010 date reflects the date the target award was established for the performance shares. The actual award will not be earned until the end of fiscal 2013. Threshold is represented with minimum payout of plan, but zero payout is possible if threshold performance measures are not met.

(3)	The amounts listed in column (i) with a grant date of August 26, 2010 reflect the number of shares granted to the NEOs under our Career Equity Program. The shares are granted annually based on a target value and vest upon retirement. Details of the program can be found in the Compensation Discussion and Analysis under the section titled “Long-Term Incentives” of this Proxy Statement.

(4)	The amounts shown represent the fair market value at grant date for financial reporting purposes in fiscal 2011 of stock awards as determined pursuant to ASC Topic 718.

(5)	Mr. Sonsteby retired as Executive Vice President and Chief Financial Officer of the Company as of October 1, 2010, and Mr. Constant was appointed as Executive Vice President and Chief Financial Officer as of the same day.

Fiscal 2011 Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Douglas H. Brooks		85,000		15.83	08/26/2018	6,000	147,120	90,000	2,206,800
	27,500	82,500		14.79	08/27/2017	6,000	147,120	75,000	1,839,000
	55,000	55,000		19.12	08/28/2016	5,100	125,052	75,000	1,839,000
	82,500	27,500		28.30	08/30/2015	5,100	125,052
	112,501			25.65	08/31/2014
	82,500			25.78	10/20/2013
	187,500			22.59	11/04/2014
	187,501			21.67	11/13/2013
	187,500			20.45	11/14/2012
	187,500			18.60	11/15/2011

Charles M. Sonsteby(5)	50,000			28.30	10/03/2011			4,150	101,758
	30,001			25.65	10/03/2013			16,680	408,994
	28,500			25.78	10/03/2013			22,500	551,700
	67,500			22.59	10/03/2013
	67,501			21.67	10/03/2013
	7,500			20.45	11/14/2012

Guy J. Constant(5)		18,000		15.83	08/26/2018	1,500	36,780	20,000	490,400
	3,500	10,500		14.79	08/27/2017	1,500	36,780	9,000	220,680
	5,500	5,500		19.12	08/28/2016	1,500	36,780	6,500	159,380
	3,750	1,250		28.30	08/30/2015	500	12,260
	6,001			25.65	08/31/2014
	5,250			25.78	10/20/2013
	4,500			22.75	11/30/2014

Valerie Davisson		25,000		15.83	08/26/2018	2,000	49,040	30,000	735,600
	7,500	22,500		14.79	08/27/2017	2,000	49,040	18,000	441,360
	15,000	15,000		19.12	08/28/2016	2,000	49,040	18,000	441,360
	18,750	6,250		28.30	08/30/2015	1,500	36,780
	25,501			25.65	08/31/2014
	18,750			25.78	10/20/2013
	27,000			22.59	11/04/2014
	16,500			23.09	06/25/2014

Wyman T. Roberts		40,000		15.83	08/26/2018	2,000	49,040	40,000	980,800
	8,750	26,250		14.79	08/27/2017	2,000	49,040	20,000	490,400
	10,000	10,000		19.12	08/28/2016	2,000	49,040	13,000	318,760
	13,500	4,500		28.30	08/30/2015	1,500	36,780
	21,001			25.65	08/31/2014
	18,750			25.78	10/20/2013
	15,000			26.37	08/11/2013

Roger F. Thomson		25,000		15.83	08/26/2018	2,000	49,040	30,000	735,600
	7,500	22,500		14.79	08/27/2017	2,000	49,040	18,000	441,360
	15,000	15,000		19.12	08/28/2016	2,000	49,040	18,000	441,360
	18,750	6,250		28.30	08/30/2015	1,500	36,780
	27,001			25.65	08/31/2014
	26,250			25.78	10/20/2013
	69,750			22.59	11/04/2014
	4,619			21.67	11/13/2013

Fiscal 2011 Outstanding Equity Awards at Fiscal Year-End Table

(Footnotes)

(1)	Unvested options vest 25% per year for four years and have an eight year life.

(2)	The awards listed in this column for all NEOs are for our Career Equity program (details can be found in the Compensation Discussion and Analysis under the section entitled “Long-Term Incentives”).

(3)	Restricted stock and restricted stock units are valued at the closing price of the Company’s common stock as of the end of our fiscal year ended June 29, 2011.

(4)	The grants in this column for all the NEOs reflect target awards under the F11-F13, F10-F12, and F09-F11 Performance Share Plan respectively. The F09-F11 award paid out on 8/16,/2011 at 50% of target. Mr. Brooks received 37,500 shares of the 75,000 listed, Mr. Sonsteby received 11,250 of the 22,500 listed, Mr. Constant received 3,250 of the 6,500 listed, Ms. Davisson received 9,000 shares of the 18,000 listed, Mr. Roberts received 6,500 of the 13,000 listed, and Mr. Thomson received 9,000 shares of the 18,000 listed.

(5)	Mr. Sonsteby retired as Executive Vice President and Chief Financial Officer of the Company as of October 1, 2010, and Mr. Constant was appointed as Executive Vice President and Chief Financial Officer as of the same day.

FISCAL 2011 OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Douglas H. Brooks	168,752	119,221	12,000	185,760
Charles M. Sonsteby(4)	160,000	571,789	56,625	959,013
Guy J. Constant(4)	—	—	1,980	35,240
Valerie Davisson	—	—	11,480	177,710
Wyman T. Roberts	—	—	2,000	30,960
Roger F. Thomson	—	—	26,480	419,090

(1)	Reflects the difference between the market price of our common stock at the date and time of exercise and the exercise price of the option.

(2)	Reflects the vesting of restricted stock and restricted stock units under the Plans, as follows:

—	Mr. Brooks received 12,000 shares from the F08-F10 Performance Share Plan;

—	Mr. Sonsteby received 4,800 shares from the F08-F10 Performance Share Plan, 40,000 shares from the 2005 Executive Long-Term Incentive Plan, 5,000 shares from the special restricted stock unit grant, and 6,825 shares representing the pro-rata portion of his career equity shares;

—	Mr. Constant received 480 shares from the F08-F10 Performance Share Plan and 1,500 shares from the special restricted stock unit grant;

—	Ms. Davisson received 2,480 shares from the F08-F10 Performance Share Plan and 9,000 shares from the 2005 Executive Long-Term Incentive Plan;

—	Mr. Roberts received 2,000 shares from the F08-F10 Performance Share Plan; and

—	Mr. Thomson received 2,480 shares from the F08-F10 Performance Share Plan, 21,000 shares from the 2005 Executive Long-Term Incentive Plan, and 3,000 shares from the special restricted stock grant.

(3)	The value realized is based upon the fair market value of our common stock on the date of vesting multiplied by the number of shares/units which vested.

(4)	Mr. Sonsteby retired as Executive Vice President and Chief Financial Officer of the Company as of October 1, 2010, and Mr. Constant was appointed as Executive Vice President and Chief Financial Officer as of the same day.

FISCAL 2011 NONQUALIFIED DEFERRED COMPENSATION TABLE

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)(3)	Aggregate Balance at Last Fiscal Year-End ($)
Douglas H. Brooks	—	—	—	—	—
Charles M. Sonsteby(4)	33,717	—	4,875	(119,019)	—
Guy J. Constant(4)	—	—	—	—	—
Valerie Davisson	—	—	—	—	—
Wyman T. Roberts	—	—	—	—	—
Roger F. Thomson	79,765	—	14,292	—	336,204

(1)	Messrs. Brooks, Constant and Roberts and Ms. Davisson do not participate in the program.

(2)	Our Non-qualified Deferred Compensation program pays a fixed rate of interest on participants’ deferrals. For deferrals in calendar year 2010, the rate paid was 5.75%. Deferrals in calendar year 2011 earned interest at the rate of 4.75%.

(3)	Reflects the amount paid to the NEO based on their distribution election.

(4)	Mr. Sonsteby retired as Executive Vice President and Chief Financial Officer of the Company as of October 1, 2010, and Mr. Constant was appointed as Executive Vice President and Chief Financial Officer as of the same day.

FISCAL 2011 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL FOR

DOUGLAS H. BROOKS(1)

Benefits and Payments Upon Separation	Voluntary Resignation ($)	Retirement	Involuntary Not For Cause Termination	For Cause Termination	Change in Control	Disability(6)	Death(6)
Cash Compensation
Cash Severance(2)	—	—	900,000	—	900,000	—	—
Profit Sharing(3)	1,250,000	1,250,000	1,250,000	—	1,250,000	1,250,000	1,250,000

Equity Compensation(4)
Stock Options	1,838,375	1,838,375	1,838,375	—	1,838,375	1,838,375	1,838,375
Performance Shares(5)	2,881,100	2,881,100	2,881,100	—	5,884,800	4,965,300	4,965,300
Restricted Stock	511,684	511,684	511,684	—	544,344	544,344	544,344

Benefits & Perquisites
Deferred Savings Plan	—	—	—	—	—	—	—
Retiree Medical	21,336	21,336	21,336	—	21,336	21,336	—
Life Insurance(7)	—	—	—	—	—	—	3,500,000
Disability Insurance(8)	—	—	—	—	—	1,395,000	—
Accrued Vacation	—	—	—	—	—	—	—

Total	6,502,495	6,502,495	7,402,495	—	10,438,855	10,014,355	12,098,019

(1)	Mr. Brooks is eligible for retirement as of the last day of the fiscal year. It is assumed under any of the scenarios listed (excluding death and disability) he would retire from the company.

(2)	Severance payments are based on tenure. Mr. Brooks would be eligible for the maximum severance payment of 12 months of salary.

(3)	The profit sharing award shown was earned for fiscal 2011, but is unpaid as of the last day of the fiscal year under all scenarios except for Change in Control. Our profit sharing plan states that no less than a target award will be paid in the event of a change in control.

(4)	Under our retirement provisions, Mr. Brooks is able to retain:

—	All of his unvested stock options;

—	A pro-rata portion of his fiscal 2011 & 2010 performance shares (33% and 67% respectively) and all of his performance shares granted prior to fiscal 2010;

—	A pro-rata portion of his career equity (94%);

For a detailed description of our retirement program, please see the Retirement Definitions and Payouts section in the discussion portion of the proxy.

(5)	Under all of the scenarios listed except Change in Control the fiscal 2009 performance shares reflect a payout of 50% (which was earned but unpaid as of the last day of the fiscal year) and a target payout for fiscal 2010 and 2011 awards. Under the Change in Control scenario the fiscal 2009 award reflects a target payout as our plan states that no less than a target award will be paid in the event of a change in control.

(6)	Under our death and disability provisions Mr. Brooks would retain his unvested equity.

(7)	The Company provides term life insurance for the NEOs at four times base salary with a maximum benefit of $3,500,000.

(8)	Amount listed assumes that Mr. Brooks would be on Short Term Disability for nine months (the maximum allowed under our plan based on tenure) and then Long Term Disability for two years.

FISCAL 2011 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL FOR

GUY J. CONSTANT(1)

Benefits and Payments Upon Separation	Voluntary Resignation ($)	Retirement	Involuntary Not For Cause Termination(4)	For Cause Termination	Change in Control	Disability(6)	Death(6)
Cash Compensation
Cash Severance(2)	—	—	218,750	—	218,750	—	—
Profit Sharing(3)	—	—	—	—	244,183	244,183	244,183

Equity Compensation
Stock Options	—	—	288,285	—	288,285	288,285	288,285
Performance Shares(5)	—	—	390,277	—	870,460	790,770	790,770
Restricted Stock	—	—	61,300	—	122,600	122,600	122,600

Benefits & Perquisites
Deferred Savings Plan	—	—	—	—	—	—	—
Retiree Medical	—	—	—	—	—	—	—
Life Insurance(7)	—	—	—	—	—	—	1,500,000
Disability Insurance(8)	—	—	—	—	—	938,750	—
Accrued Vacation	—	—	—	—	—	—	—

Total	—	—	958,612	—	1,744,278	2,384,588	2,945,838

(1)	Mr. Constant is not eligible for retirement as of the last day of the fiscal year.

(2)	Severance payments are based on tenure. Mr. Constant would be eligible for a severance equal to 7 months of salary.

(3)	The profit sharing award shown was earned for fiscal 2011, but is unpaid as of the last day of the fiscal year under all scenarios except for Change in Control. Our profit sharing plan states that no less than a target award will be paid in the event of a change in control.

(4)	In this scenario Mr. Constant is able to retain his fiscal 2008, 2009, 2010 and 2011 option awards, a pro-rata portion of his performance share awards, and a pro-rata portion of his career equity awards.

(5)	Under all of the scenarios listed except Change in Control the fiscal 2009 performance shares reflect a payout of 50% (which was earned but unpaid as of the last day of the fiscal year) and a target payout for fiscal 2010 and 2011 awards. Under the Change in Control scenario the fiscal 2009 award reflects a target payout as our plan states that no less than a target award will be paid in the event of a change in control.

(6)	Under our death and disability provisions Mr. Constant would retain his unvested equity.

(7)	The Company provides term life insurance for the NEOs at four times base salary with a maximum benefit of $3,500,000.

(8)	Amount listed assumes that Mr. Constant would be on Short Term Disability for seven months (the coverage allowed under our plan based on tenure) and then Long Term Disability for two years.

FISCAL 2011 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL FOR VALERIE DAVISSON(1)

Benefits and Payments Upon Separation	Voluntary Resignation ($)	Retirement	Involuntary Not For Cause Termination(4)	For Cause Termination	Change in Control	Disability(6)	Death(6)
Cash Compensation
Cash Severance(2)	—	—	233,333	—	233,333	—	—
Profit Sharing(3)	—	—	—	—	297,115	297,115	297,115

Equity Compensation
Stock Options	—	—	517,175	—	517,175	517,175	517,175
Performance Shares(5)	—	—	760,120	—	1,618,320	1,397,640	1,397,640
Restricted Stock	—	—	91,950	—	183,900	183,900	183,900

Benefits & Perquisites
Deferred Savings Plan	—	—	—	—	—	—	—
Retiree Medical	—	—	—	—	—	—	—
Life Insurance(7)	—	—	—	—	—	—	1,600,000
Disability Insurance(8)	—	—	—	—	—	953,333	—
Accrued Vacation	—	—	—	—	—	—	—

Total	—	—	1,602,578	—	2,849,843	3,349,163	3,995,830

(1)	Ms. Davisson is not eligible for retirement as of the last day of the fiscal year.

(2)	Severance payments are based on tenure. Ms. Davisson would be eligible for the maximum severance payment of 7 months of salary.

(3)	The profit sharing award shown was earned for fiscal 2011, but is unpaid as of the last day of the fiscal year under all scenarios except for Change in Control. Our profit sharing plan states that no less than a target award will be paid in the event of a change in control.

(4)	In this scenario Ms. Davisson is able to retain her fiscal 2008, 2009, 2010 and 2011 option awards, a pro-rata portion of her performance share awards and a pro-rata portion of her career equity awards.

(5)	Under all of the scenarios listed except Change in Control the fiscal 2009 performance shares reflect a payout of 50% (which was earned but unpaid as of the last day of the fiscal year) and a target payout for fiscal 2010 and 2011 awards. Under the Change in Control scenario the fiscal 2009 award reflects a target payout as our plan states that no less than a target award will be paid in the event of a change in control.

(6)	Under our death and disability provisions Ms. Davisson would retain her unvested equity.

(7)	The Company provides term life insurance for the NEOs at four times base salary with a maximum benefit of $3,500,000.

(8)	Amount listed assumes that Ms. Davisson would be on Short Term Disability for seven months (the coverage allowed under our plan based on tenure) and then Long Term Disability for two years.

FISCAL 2011 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL FOR WYMAN T. ROBERTS(1)

Benefits and Payments Upon Separation	Voluntary Resignation ($)	Retirement	Involuntary Not For Cause Termination(4)	For Cause Termination	Change in Control	Disability(6)	Death(6)
Cash Compensation
Cash Severance(2)	—	—	231,750	—	231,750	—	—
Profit Sharing(3)	—	—	—	—	403,291	403,291	403,291

Equity Compensation
Stock Options	—	—	657,013	—	657,013	657,013	657,013
Performance Shares(5)	—	—	813,246	—	1,789,960	1,630,580	1,630,580
Restricted Stock	—	—	91,950	—	183,900	183,900	183,900

Benefits & Perquisites
Deferred Savings Plan	—	—	—	—	—	—	—
Retiree Medical	—	—	—	—	—	—	—
Life Insurance(7)	—	—	—	—	—	—	1,854,000
Disability Insurance(8)	—	—	—	—	—	951,750	—
Accrued Vacation	—	—	—	—	—	—	—

Total	—	—	1,793,959	—	3,265,914	3,826,534	4,728,784

(1)	Mr. Roberts is not eligible for retirement as of the last day of the fiscal year.

(2)	Severance payments are based on tenure. Mr. Roberts would be eligible for severance equal to 6 months of salary.

(3)	The profit sharing award shown was earned for fiscal 2011, but is unpaid as of the last day of the fiscal year under all scenarios except for Change in Control. Our profit sharing plan states that no less than a target award will be paid in the event of a change in control.

(4)	In this scenario Mr. Roberts is able to retain his fiscal 2008, 2009, 2010 and 2011 option awards, a pro-rata portion of his performance share awards, and a pro-rata portion of his career equity awards.

(5)	Under all of the scenarios listed except Change in Control the fiscal 2009 performance shares reflect a payout of 50% (which was earned but unpaid as of the last day of the fiscal year) and a target payout for fiscal 2010 and 2011 awards. Under the Change in Control scenario the fiscal 2009 award reflects a target payout as our plan states that no less than a target award will be paid in the event of a change in control.

(6)	Under our death and disability provisions Mr. Roberts would retain his unvested equity.

(7)	The Company provides term life insurance for the NEOs at four times base salary with a maximum benefit of $3,500,000.

(8)	Amount listed assumes that Mr. Roberts would be on Short Term Disability for six months (the coverage allowed under our plan based on tenure) and then Long Term Disability for two years.

FISCAL 2011 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL FOR ROGER F. THOMSON(1)

Benefits and Payments Upon Separation	Voluntary Resignation ($)	Retirement	Involuntary Not For Cause Termination	For Cause Termination	Change in Control	Disability(6)	Death(6)
Cash Compensation
Cash Severance(2)	—	—	522,364	—	522,364	—	—
Profit Sharing(3)	391,773	391,773	391,773	—	391,773	391,773	391,773

Equity Compensation(4)
Stock Options	517,175	517,175	517,175	—	517,175	517,175	517,175
Performance Shares(5)	1,397,640	1,397,640	1,397,640	—	1,618,320	1,397,640	1,397,640
Restricted Stock	183,900	183,900	183,900	—	183,900	183,900	183,900

Benefits & Perquisites
Deferred Savings Plan	—	—	—	—	—	—	—
Retiree Medical	10,503	10,503	10,503	—	10,503	10,503	—
Life Insurance(7)	—	—	—	—	—	—	2,089,456
Disability Insurance(8)	—	—	—	—	—	1,111,773	—
Accrued Vacation	—	—	—	—	—	—	—

Total	2,500,991	2,500,991	3,023,355	—	3,244,035	3,612,764	4,579,944

(1)	Mr. Thomson is eligible for retirement as of the last day of the fiscal year. It is assumed under any of the scenarios listed (excluding death and disability) he would retire from the company.

(2)	Severance payments are based on tenure. Mr. Thomson would be eligible for the maximum severance payment of 12 months of salary.

(3)	The profit sharing award shown was earned for fiscal 2011, but is unpaid as of the last day of the fiscal year under all scenarios except for Change in Control. Our profit sharing plan states that no less than a target award will be paid in the event of a change in control.

(4)	Under our retirement provisions, Mr. Thomson is able to retain:

—	All of his unvested stock options;

—	All of his performance shares; and

—	All of his career equity.

(5)	Under all of the scenarios listed except Change in Control the fiscal 2009 performance shares reflect a payout of 50% (which was earned but unpaid as of the last day of the fiscal year) and a target payout for fiscal 2010 and 2011 awards. Under the Change in Control scenario the fiscal 2009 award reflects a target payout as our plan states that no less than a target award will be paid in the event of a change in control.

(6)	Under our death and disability provisions Mr. Thomson would retain his unvested equity.

(7)	The Company provides term life insurance for the NEOs at four times base salary with a maximum benefit of $3,500,000.

(8)	Amount listed assumes that Mr. Thomson would be on Short Term Disability for nine months (the maximum allowed under our plan based on tenure) and then Long Term Disability for two years.

REPORT OF THE AUDIT COMMITTEE

In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices. Our management is responsible for our internal controls and the financial reporting process. KPMG LLP, our independent auditors, is responsible for performing an independent audit of our financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report on those statements. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee also is responsible for the selection of our independent auditors. The Audit Committee is composed solely of independent directors who are qualified for service under NYSE listing standards and SEC rules.

In this context, the Audit Committee held discussions with our management regarding our audited financial statements. Our management represented to the Audit Committee that our audited financial statements were prepared in accordance with generally accepted accounting principles. Such discussions also involved an evaluation of the independence of KPMG LLP. The Audit Committee reviewed and discussed the audited financial statements with both management and KPMG LLP. The Audit Committee also discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with KPMG LLP their independence in connection with their audit of our financial statements.

Based on the discussions with KPMG LLP concerning the audit, the independence discussions, and the financial statement review, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommends to the Board that the financial statements be included in our Annual Report on Form 10-K for the fiscal year ended June 29, 2011 for filing with the SEC. The Audit Committee approved the appointment of KPMG LLP as our independent registered public accounting firm for the 2011 fiscal year.

Further, in accordance with its written charter, the Audit Committee is responsible for discussions with management relating to the Company’s processes to monitor and minimize significant risks and exposures. During Fiscal 2011, the Audit Committee reviewed and discussed with management progress on the Company’s enterprise risk management processes including the evaluation of identified risks and alignment of Company processes to manage the risks within the Company’s approved strategies.

Respectfully submitted,

AUDIT COMMITTEE

GEORGE R. MRKONIC (Chair)

HARRIET EDELMAN

MARVIN J. GIROUARD

ERLE NYE

CECE SMITH

STOCK OWNERSHIP OF CERTAIN PERSONS

The following table shows the beneficial ownership of our common stock as of August 12, 2011 by (a) all persons known by us to beneficially own more than 5% of our common stock as of such date, (b) each present director, including present directors being considered for election at the annual meeting, (c) the named executive officers, and (d) all executive officers and directors as a group.

Name	Number of Shares of Common Stock Beneficially Owned as of August 12, 2011		Number Attributable to Options Exercisable Within 60 Days of August 12, 2011		Percent(10)
FMR LLC. 82 Devonshire Street Boston, MA 02109	13,437,470	(1)		(4)	16.3%
BlackRock, Inc. 40 East 52nd Street New York, NY 10222	5,768,880	(2)		(4)	7.0%
Invesco, Ltd. 1555 Peachtree Street, NE Atlanta, GA 30309	5,468,189	(3)		(4)	6.6%
Directors(5)
Douglas H. Brooks	1,483,556	(6)	1,213,752	(7)	1.8%
David Deno	3,650	(6)	—	(7)	*
Joseph M. DePinto	14,309	(6)	—	(7)	*
Michael Dixon	3,650	(6)	—	(7)	*
Harriet Edelman	28,853	(6)	—	(7)	*
Marvin J. Girouard	107,370	(6)	48,750	(7)	*
Jon Luther	3,650	(6)	—	(7)	*
John W. Mims	49,534	(6)	—	(7)	*
George R. Mrkonic	90,705	(6)	49,500	(7)	*
Erle Nye	119,024	(6)	63,162	(7)	*
Rosendo G. Parra	91,143	(6)	40,622	(7)	*
Cece Smith	127,905	(6)	67,500	(7)	*

Named Executive Officers(5)(8)
Guy J. Constant	46,073	(6)	40,501	(9)	*
Valerie Davisson	195,061	(6)	156,501	(9)	*
Wyman T. Roberts	139,557	(6)	115,251	(9)	*
Roger F. Thomson	270,422	(6)	196,370	(9)	*
All Executive Officers and Directors as a Group (21 persons)	2,886,082	(6)	2,074,164	(9)	3.5%

*	Less than 1%.

(1)	Based on information contained in Schedule 13G/A dated February 11, 2011, filed on February 14, 2011. The Schedule 13G/A reported that FMR LLC owned and had sole dispositive power over 13,437,470 shares of common stock, and had sole voting power over 550,300 shares.

(2)	Based on information contained in Schedule 13G/A dated January 21, 2011, filed on February 3, 2011. The Schedule 13G/A reported that BlackRock, Inc. owned and had sole dispositive power and sole voting power over 5,768,880 shares of common stock.

(3)	Based on information contained in Schedule 13G dated February 7, 2011, filed on February 11, 2011. The Schedule 13G reported that Invesco, Ltd. owned and had sole dispositive power over 5,468,189 shares of common stock and sole voting power over 5,325,900 shares of common stock.

(4)	Not Applicable.

(5)	We determined beneficial ownership in accordance with the rules of the SEC. Except as noted, and except for any community property interests owned by spouses, the listed individuals have sole investment power and sole voting power as to all shares of stock of which they are identified as being the beneficial owners.

(6)	Our list includes shares of common stock which may be acquired by exercise of options vested, or vesting within 60 days of August 12, 2011, under one of the following plans: i) Stock Option and Incentive Plan, and ii) 1999 Stock Option and Incentive Plan for Non-Employee Directors and Consultants, as applicable.

(7)	Mr. Brooks owns 1,360,002 stock options, 1,213,752 of which have vested, or will vest, within 60 days of August 12, 2011. Mr. Girouard owns 48,750 stock options, all of which have previously vested. Mr. Mrkonic owns 49,500 stock options, all of which have previously vested. Mr. Nye owns 63,162 stock options, all of which have previously vested. Mr. Parra owns 40,622 stock options, all of which have previously vested. Ms. Smith owns 67,500 stock options, all of which have previously vested. Messrs. Deno, DePinto, Dixon, Luther and Mims, and Ms. Edelman own no stock options.

(8)	In addition to Mr. Brooks who serves as a director.

(9)	Mr. Constant owns 63,751 stock options, 40,501 of which have vested, or will vest, within 60 days of August 12, 2011. Ms. Davisson owns 197,751 stock options, 156,501 of which have vested, or will vest, within 60 days of August 12, 2011. Mr. Roberts owns 167,751 stock options, 115,251 of which have vested, or will vest, within 60 days of August 12, 2011. Mr. Thomson owns 237,620 stock options, 196,370 of which have vested, or will vest, within 60 days of August 12, 2011. All Executive Officers and Directors as a Group own 2,493,414 stock options, 2,074,164 of which have vested, or will vest, within 60 days of August 12, 2011.

(10)	This percentage is based on number of outstanding shares of common stock as of August 12, 2011 (82,677,559 shares).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, our directors and executive officers, and persons who own more than 10% of our common stock are required to report their initial ownership of our common stock and any subsequent changes in that ownership to the SEC and to furnish us with copies of all such reports. Based on our review of the reports we received and other written communications, we believe that all filing requirements were satisfied.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

It is our policy, where possible, to avoid transactions (except those which are employment related) with officers, directors, and affiliates. If we believe we should enter into any such transactions, we will do so on terms no less favorable to us than we could obtain from third parties, and such transactions will be approved by a majority of the disinterested directors of the Company. Except as noted below, there were no transactions required to be reported.

During the fiscal 2011, we employed two family members of one of our executive officers as full-time team members. Additionally we employed (i) three family members of two of our executive officers as a part-time summer intern, a part-time intern, and a part-time team member in one of our restaurants; and (ii) one family member of one of our directors as a part-time team member in one of our restaurants. Most recently, the part-time intern family member of one of our executive officers was made a full-time team member. Each of these family members received compensation comparable to other team members in the Company at a similar level, are not executive officers or directors, and do not report directly to any of our executive officers or directors. None of our directors or executive officers has a material interest in these family members’ employment relationship. The two full-time family members, part-time summer intern and one part-time family member do not share a home with their executive officer or director, while the remaining the part-time family member and recent full-time family member do share a home with their executive officer.

MISCELLANEOUS

The Annual Report to Shareholders of the Company, including our Form 10-K for the fiscal year ended June 29, 2011, accompanying this Proxy Statement is not deemed to be a part of the Proxy Statement.

By Order of the Board of Directors,

ROGER F. THOMSON

Secretary

Dallas, Texas

September 15, 2011

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		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
		☐	☐	☐
1.	Election of Directors
Nominees:
	01 Douglas H. Brooks	06 Jon L. Luther
	02 David Deno	07 John W. Mims
	03 Joseph M. DePinto	08 George R. Mrkonic
	04 Michael J. Dixon	09 Rosendo G. Parra
	05 Harriet Edelman	10 Cece Smith
The Board of Directors recommends you vote FOR proposals 2 and 3.								For	Against	Abstain
2.	The ratification of the appointment of KPMG LLP as our independent auditors for the fiscal 2012 year.							☐	☐	☐
3.	To approve, by non-binding vote, executive compensation.							☐	☐	☐
The Board of Directors recommends you vote 1 YEAR on the following proposal:							1 Year	2 Years	3 Years	Abstain
4.	To recommend, by non-binding vote, the frequency of executive compensation votes.						☐	☐	☐	☐
NOTE: IN THE DISCRETION OF THE PROXIES, ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMNET THEREOF.
For address change/comments, mark here. (see reverse for instructions)				☐
Please indicate if you plan to attend this meeting		☐	☐
		Yes	No

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Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice & Proxy Statement, 10K-Wrap is/are available at www.proxyvote.com.

BRINKER INTERNATIONAL, INC.

PROXY

The undersigned hereby (a) acknowledges receipt of the notice of Annual Meeting of Shareholders of Brinker International, Inc. (the “Company”) to be held at the Brinker International Inc. principal executive office campus, in the building located at 6700 LBJ Freeway, Dallas, Texas 75240 on Thursday, November 3, 2011, at 9:00 a.m., CST, and the Proxy Statement in connection therewith, and (b) appoints Douglas H. Brooks and Cece Smith, and each of them, as the undersigned’s proxies with full power of substitution and revocation, for and in the name, place and stead of the undersgined, to vote upon and act with respect to all of the shares of Common Stock of the Company standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at said meeting or at any adjournment thereof, and the undersigned directs that the undersigned’s proxy be voted as shown on the revese side hereof or as directed via Telephone or Internet.

If more than one of the proxies shall be present in person or by substitute at the meeting or any adjournment thereof, all of said proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given or given via Telephone or Internet.

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes, or any of them, may lawfully do by virtue hereof.

THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE OR BY TELEPHONE OR INTERNET.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side

***   Exercise Your Right to Vote  ***

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on November 03, 2011

Meeting Information
BRINKER INTERNATIONAL, INC.	Meeting Type: Annual Meeting
For holders as of: September 09, 2011
Date: November 03, 2011 Time: 9:00 AM CST
BRINKER INTERNATIONAL, INC. 6820 LBJ FREEWAY DALLAS, TX 75240	Location: Brinker International Inc. Principal Executive Office 6700 LBJ Freeway Dallas, Texas 75240
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Voting items
The Board of Directors recommends you vote FOR the following:

1.	Election of Directors

Nominees
	01 Douglas H. Brooks	06 Jon L. Luther
	02 David Deno	07 John W. Mims
	03 Joseph M. DePinto	08 George R. Mrkonic
	04 Michael J. Dixon	09 Rosendo G. Parra
	05 Harriet Edelman	10 Cece Smith

The Board of Directors recommends you vote FOR proposals 2 and 3.

2.	The ratification of the appointment of KPMG LLP as our independent auditors for the fiscal 2012 year.

3.	To approve, by non-binding vote, executive compensation.

The Board of Directors recommends you vote 1 YEAR on the following proposal:

4.	To recommend, by non-binding vote, the frequency of executive compensation votes.

NOTE: IN THE DISCRETION OF THE PROXIES, ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMNET THEREOF.